UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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MBIA Inc.

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MBIA Inc.	Charles R. Rinehart
1 Manhattanville Road	Chairman
Suite 301	Joseph W. Brown
Purchase, NY 10577	Chief Executive Officer
914-273-4545

March 22, 2017

Dear Owners:

You are cordially invited to attend the annual meeting of MBIA shareholders on Wednesday, May 3, 2017 at 10:00 a.m. at 2 Manhattanville Road, Conference Room 2, First Floor, Purchase, New York.

Our agenda for this year’s meeting is for shareholders to:

•	vote on the election of Directors;

•	express their opinion, on an advisory basis, on executive compensation;

•	express their opinion, on an advisory basis, on the frequency of future advisory votes on executive compensation;

•	approve the performance goals in the MBIA Inc. 2005 Omnibus Incentive Plan, as amended, for purposes of Section 162(m) of the Internal Revenue Code; and

•	ratify the selection of independent auditors for 2017.

After the formal agenda is completed, we will be happy to answer any questions you may have.

Even if you do not plan to attend the annual meeting, we urge you to vote your shares. Instructions for using all of the available voting options are included in the enclosed proxy statement.

We appreciate your continued support on these matters and look forward to seeing you at the meeting.

Very truly yours,

Charles R. Rinehart Chairman	Joseph W. Brown Chief Executive Officer

MBIA Inc.

Notice of Annual Meeting of Shareholders

and Proxy Statement

Dear Shareholders:

We will hold the 2017 Annual Meeting of MBIA Inc. (“MBIA” or the “Company”) Shareholders at 2 Manhattanville Road, Conference Room 2, First Floor, Purchase, New York 10577, on Wednesday, May 3, 2017 at 10:00 a.m. EDT in order for shareholders to:

1.	elect ten Directors for a term of one year, expiring at the 2018 Annual Meeting;

2.	express their opinion, on an advisory basis, on the compensation paid to the Company’s named Executive Officers (“NEOs”) as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”), including under the “Compensation discussion and analysis” and “Executive compensation tables” sections of the proxy statement;

3.	express their opinion, on an advisory basis, on whether we should seek such an advisory vote on NEO compensation every one, two, or three years;

4.	approve the performance goals in the MBIA Inc. 2005 Omnibus Incentive Plan, as amended, for purposes of Section 162(m) of the Internal Revenue Code;

5.	ratify the selection of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the Company for the year 2017; and

6.	transact any other business as may properly come before the meeting.

These items are more fully described in the following pages.

This year, we have again elected to adopt the SEC rules that allow companies to furnish proxy materials to their shareholders over the Internet. The Notice of Internet Availability of Proxy Materials (the “Notice”) provided to shareholders contains instructions on how to access our 2016 Annual Report to Shareholders and proxy materials for the 2017 Annual Meeting online, how to request a paper copy of these materials and how to vote your shares. We expect to furnish the Notice to shareholders and make proxy materials available beginning on or about March 22, 2017.

The Notice provides instructions regarding how to view our proxy materials for the 2017 Annual Meeting online. As explained in greater detail in the Notice, to view the proxy materials and vote, you will need to visit www.proxyvote.com and have available the 12-digit control number(s) contained on your Notice. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request them or you own shares of MBIA Inc. in the MBIA Inc. 401(k) Plan or MBIA Inc. Non-Qualified Retirement Plan. There is no charge for requesting a copy. To facilitate timely delivery, please make your request on or before April 19, 2017. To request paper copies, shareholders can go to www.proxyvote.com, call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. When requesting materials by email, please send a blank email with your 12-digit control number(s) (located on the Notice) in the subject line.

You have the option to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. If you elect this option, the Company will only mail materials to you in the future if you request that we do so. To sign up for electronic delivery, please follow the instructions under “General information––Voting” to vote your shares using the Internet. After submitting your vote, follow the prompts to sign up for electronic delivery.

Sincerely,

Jonathan C. Harris
Secretary

1 Manhattanville Road

Suite 301

Purchase, New York 10577

March 22, 2017

General information

How it works. The Board of Directors of the Company is soliciting shareholders’ proxies in connection with the Annual Meeting of Shareholders to be held at 2 Manhattanville Road, Conference Room 2, First Floor, Purchase, New York 10577, on Wednesday, May 3, 2017 at 10:00 a.m. EDT. Only shareholders of record at the close of business on March 9, 2017 may vote at the Annual Meeting. As of March 9, 2017, there were 134,822,054 shares of our common stock (which is our only class of voting stock) outstanding and eligible to be voted. Treasury shares are not voted. Each shareholder has one vote for each share of MBIA common stock owned on the record date for all matters being voted on at the Annual Meeting.

A quorum is constituted by the presence, in person or by proxy, of holders of our common stock representing a majority of the number of shares of common stock entitled to vote. Abstentions and broker non-votes will be considered present to determine the presence of a quorum.

Voting. If you hold shares in more than one account (e.g., you are a shareholder of record, own shares in the Company’s 401(k) Plan or Non-Qualified Retirement Plan, and beneficially own shares in one or more personal brokerage accounts, or any combination of the foregoing), you may receive more than one Notice and/or proxy card. Accordingly, in order to vote all of your shares, you will need to vote more than once by following the instructions on each of the items you receive.

You may vote using the following methods:

Internet. You may vote on the Internet up until 11:59 PM Eastern Time the day before the meeting by going to the website for Internet voting on the Notice or proxy card (www.proxyvote.com) and following the instructions on the website. Have your Notice or proxy card available when you access the web page. If you vote over the Internet, you should not return your proxy card.

Telephone. If you received your proxy materials by mail, or if you received a Notice and requested a paper copy of the materials, you may vote by telephone by calling the toll-free telephone number on your proxy card (1-800-690-6903), 24 hours a day up until 11:59 PM Eastern Time the day before the Annual Meeting, and following the prerecorded instructions. Have your proxy card available when you call. If you vote by telephone, you should not return your proxy card. Notice recipients should first visit the Internet site listed on the Notice to review the proxy materials before voting by telephone.

Mail. If you received your proxy materials by mail, or if you received a Notice and requested a paper copy of the materials, you may vote by mail by marking your proxy card, dating and signing it, and returning it in the postage-paid envelope provided or as directed on the voting instruction form so that it arrives before the Annual Meeting.

In Person. You may vote your shares in person by attending the Annual Meeting and submitting your proxy at the meeting. If your shares are held in the name of a bank, broker or other holder of record (i.e., your shares are held in “street name”), you must obtain a legal proxy executed in your favor from the holder of record and bring it to the Annual Meeting in order to vote at the Annual Meeting.

You can revoke your proxy at any time before the Annual Meeting or when prompted during the Annual Meeting. If your shares are held in street name, you must follow the instructions of your broker to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must advise the Secretary in writing before the proxies vote your common stock at the meeting, deliver later-dated proxy instructions, or attend the meeting and vote your shares in person. Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions, we recommend that you revoke or amend your prior instructions in the same way you initially gave them – that is, by Internet, telephone, or mail. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted.

All shares that have been voted properly by an unrevoked proxy will be voted at the Annual Meeting in accordance with your instructions. If you sign and submit your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as our Board recommends.

If your shares are held in street name, you may receive voting instructions from the holder of record. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Brokers do not have discretionary authority to vote on the election of Directors (Proposal 1), the advisory vote on NEO compensation (Proposal 2), the advisory vote on the frequency of future advisory NEO compensation votes (Proposal 3) or the vote to approve the performance goals in the MBIA Inc. 2005 Omnibus Incentive Plan, as amended (Proposal 4). Please instruct your broker so your votes can be counted.

Dissenters’ rights. Under Connecticut law, dissenters’ rights are not available with respect to the matters included in the formal agenda for the 2017 Annual Meeting of Shareholders.

Miscellaneous. The cost to prepare and mail these proxy materials will be borne by the Company. Proxies may be solicited by mail, in person or by telephone by Directors, officers and regular employees of the Company without extra compensation and at the Company’s expense. The Company will also ask bankers and brokers to solicit proxies from their customers holding shares of MBIA common stock and will reimburse them for reasonable expenses.

A copy of the Company’s Annual Report on Form 10-K is available on the Company’s website, www.mbia.com, under the “SEC Filings” link or by writing to Shareholder Information at MBIA Inc., 1 Manhattanville Road, Suite 301, Purchase, New York 10577.

Board of Directors corporate governance

The Board of Directors and its committees

The Board of Directors supervises the overall affairs of the Company. To assist it in carrying out these responsibilities, the Board has delegated authority to the four regular committees described below. The Board of Directors met five times in regular sessions during 2016. In addition to its regular sessions, the Board met one time in special session during 2016. The Board of Directors has regularly scheduled non-management Director meetings. Pursuant to the MBIA Inc. Board Corporate Governance Practices, each Director is expected to attend at least 75% of all Board meetings and committee meetings of which that Director is a member, on a combined basis. All of the Directors met this requirement in 2016, except for Mr. Coulter, who attended at least 66% of all Board and Committee meetings of which he was a member, due to the meetings he did not attend on the day of the 2016 Annual Meeting, at which he did not stand for re-election. The MBIA Inc. Board Corporate Governance Practices can be found on the Company’s website, www.mbia.com, under the “Ethics and Governance” link, and are available in print to any shareholder who requests a copy by writing to Shareholder Information at MBIA Inc., 1 Manhattanville Road, Suite 301, Purchase, New York 10577. Pursuant to the MBIA Inc. Board Corporate Governance Practices, Directors are required to attend annual shareholder meetings, barring unusual circumstances. The 2016 Annual Meeting was attended by each of the Company’s Directors.

Regular Board committees. Each regular Board committee has a charter, which can be found on the Company’s website, www.mbia.com, under the “Ethics and Governance” link, and is available in print to any shareholder who requests a copy by writing to Shareholder Information at MBIA Inc., 1 Manhattanville Road, Suite 301, Purchase, New York 10577. The committees are described below.

Executive Committee. The Executive Committee, which at year-end consisted of Messrs. Rinehart (Chair), Brown, Gilbert, Shasta and Vaughan, did not meet during 2016. Mr. Coulter served as a member of the Committee until May 3, 2016 at which time Mr. Gilbert was appointed a member of the Committee. This Committee is authorized to exercise powers of the Board during intervals between Board meetings, subject to limitations set forth in the By-Laws of the Company and the Committee’s Charter.

Finance and Risk Committee. The Finance and Risk Committee, which at year-end consisted of Messrs. Vaughan (Chair), Chin, Curry, Gilbert and Shasta and Ms. Scott, met four times in regular sessions during 2016. Ms. Scott and Mr. Chin were each appointed a member of the Committee on May 3, 2016 and November 3, 2016, respectively. This Committee assists the Board in monitoring the Company’s (i) proprietary investment portfolios, (ii) capital and liquidity, (iii) exposure to changes in market value of assets and liabilities, (iv) credit exposures in the insured portfolios, and (v) financial risk management policies and procedures, including regulatory requirements and limits.

Compensation and Governance Committee. The Compensation and Governance Committee (the “Compensation Committee”), which at year-end consisted of Mr. Gilbert (Chair), Ms. Bruce and Messrs. Chin, Curry and Rinehart, met five times in regular sessions during 2016. Mr. Coulter served as Chair and as a member of the Committee until May 3, 2016, at which time Mr. Gilbert was appointed Chair of the Committee. Mr. Chin was appointed a member of the Committee on November 3, 2016. In accordance with the Compensation Committee Charter, the provisions of Rule 10C-1(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the New York Stock Exchange (the “NYSE”), the Board of Directors has affirmatively determined that each of the Compensation Committee members is independent. As part of its specific role, the Compensation Committee is responsible for (i) setting the overall compensation principles of the Company, (ii) overseeing executive compensation, (iii) reviewing the Company’s compensation and benefits program, (iv) overseeing the retention of the Committee’s advisers, (v) overseeing significant organizational and personnel matters, (vi) determining the membership, size and composition of the Board, (vii) setting Directors’ compensation, (viii) selecting Directors to serve on the Board committees, and (ix) developing corporate governance principles and practices. The Board approves the CEO’s compensation level and approves the recommendations of the Compensation Committee for the other NEOs’ compensation levels. Since 2005, the Compensation Committee has retained compensation consulting firms to assist and advise it in conducting reviews of the Company’s compensation plans for appropriateness and to assess the competitiveness of the Company’s compensation levels relative to market practice.

Compensation and Governance Committee interlocks and insider participation. No member of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries. During 2016, no

NEO served as a Director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers is or has been a Director of the Company or a member of the Company’s Compensation Committee.

Audit Committee. The Audit Committee, which at year-end consisted of Mr. Shasta (Chair), Mses. Bruce and Scott and Messrs. Rinehart and Vaughan, met five times in regular sessions during 2016. In accordance with the Audit Committee Charter and the listing standards of the NYSE, each of the Audit Committee members is independent. In addition, the Board has designated Messrs. Rinehart, Shasta and Vaughan and Ms. Scott as the “audit committee financial experts” (as defined under applicable Securities and Exchange Commission (“SEC”) rules) on the Audit Committee. This Committee assists the Board in monitoring the (i) integrity of the financial statements of the Company and of other material financial disclosures made by the Company, (ii) qualifications and independence of the Company’s independent auditor, (iii) performance of the Company’s internal audit function and independent auditor, (iv) Company’s compliance policies and procedures and its compliance with legal and regulatory requirements, and (v)  performance of the Company’s operational risk management function.

Process for Director searches

Potential Director nominees are selected in light of the Board’s needs at the time of recommendation. The Compensation Committee assesses potential nominees on various criteria, such as relevant business and other skills and experience, personal character and judgment and diversity of experience. The Compensation Committee also considers the ability of potential nominees to devote significant time to Board activities. The independence and financial literacy of potential nominees, as well as their knowledge of and familiarity with the Company’s businesses, are additional considerations in the Compensation Committee’s selection process.

The Compensation Committee uses both referrals and third-party search firms to assist in identifying and evaluating potential nominees for election as directors. Mr. Chin, who was elected to the Board in 2016, was recruited through a referral without the use of a third-party search firm. Potential candidates are first reviewed and evaluated by the Chair of the Compensation Committee. If the Chair of the Compensation Committee concludes that a candidate merits further consideration, then one or more other members of the Compensation Committee designated by the Chair will interview the candidate and decide whether the candidate should be interviewed by other board members. Potential nominees are then interviewed by all of the other members of the Compensation Committee, the Chairman of the Board and by the CEO prior to any recommendation to the Board that the potential nominee be nominated or elected as a director by the Board.

The MBIA Inc. Board Corporate Governance Practices provide that Director candidates may be identified by the Company’s Board of Directors or a corporate shareholder. Shareholders may recommend a potential nominee by sending a letter to the Company’s Corporate Secretary at MBIA Inc., 1 Manhattanville Road, Suite 301, Purchase, New York 10577. No potential nominees were recommended by shareholders in 2016.

Consideration of Board diversity. The MBIA Inc. Board Corporate Governance Practices include guidelines for selecting Directors. Under the Board Corporate Governance Practices, in selecting nominees for the Board, the Board seeks a combination of active or former senior business executives of major complex businesses (from different industry sectors), leading academics, and individuals with substantial records of business achievement, government service or other leadership roles in the not-for-profit sector, including individuals with specific knowledge and experience relevant to the Company’s business. These guidelines for selecting candidates for nomination to the Board promote diversity among the Directors, and the Compensation Committee and the Board evaluate the composition of the Board in order to assess the effectiveness of the guidelines. The results of these evaluations inform the process for identifying candidates for nomination to the Board.

Board leadership structure

The offices of Chairman of the Board and CEO of the Company are separate. The Chairman is responsible for presiding over meetings of the Board and the Company’s shareholders and performing such other duties as directed by the Board. The CEO is responsible for formulating policy and strategic direction for the Company and executing the Company’s business plan and strategy under plans approved by the Board, providing management of the Company’s day-to-day operations, hiring, directing and retaining senior management, serving as spokesperson for the Company and performing such other duties as directed by the Board or required by law.

Given that the roles of CEO and Chairman are well defined, the Board does not believe there is a risk of confusion or duplication between the two positions.

Board and Board committee roles in risk oversight

The Board and its committees oversee various risks faced by the Company and its subsidiaries. The Board regularly evaluates and discusses risks associated with strategic initiatives, and the CEO’s risk management performance is one of the criteria used by the Board in evaluating the CEO. On an annual basis, the Board also evaluates and approves the Company’s Risk Management and Tolerance Policy. The purpose of the Risk Management and Tolerance Policy is to set the policy that defines the risks the Company is willing to accept in pursuit of its goal of optimizing long term risk adjusted value for shareholders. The Board’s Audit Committee and its Finance and Risk Committee also play an important role in overseeing different types of risks.

The Audit Committee oversees risks associated with financial and other reporting, auditing, legal and regulatory compliance, and risks that may otherwise result from the Company’s operations, including risks associated with cyber intrusions. The Audit Committee oversees these risks by monitoring (i) the integrity of the financial statements of the Company and of other material financial disclosures made by the Company, (ii) the qualifications and independence of the Company’s independent auditor, (iii) the performance of the Company’s internal audit function and independent auditor, (iv) the Company’s compliance policies and procedures and its compliance with legal and regulatory requirements, and (v) the performance of the Company’s operational risk management function.

The Finance and Risk Committee oversees the Company’s credit risk governance framework, market risk, liquidity risk and other material financial risks. The Finance and Risk Committee oversees these risks by monitoring the Company’s (i) proprietary investment portfolios, (ii) capital and liquidity, (iii) exposure to changes in the market value of assets and liabilities, (iv) credit exposures in the insured portfolios, and (v) financial risk management policies and procedures, including regulatory requirements and limits. The Finance and Risk Committee’s responsibilities help manage risks associated with the Company’s investment and insured portfolios, liquidity and lines of business.

At each regular meeting of the Board, the Chairs of each of these committees report to the full Board regarding the meetings and activities of the committee.

Shareholder communications

Shareholders or interested parties wishing to communicate with our Chairman or with the non-management Directors as a group may do so by submitting a communication in a confidential envelope addressed to the Chairman or the non-management Directors, in care of the Company’s Corporate Secretary, 1 Manhattanville Road, Suite 301, Purchase, New York 10577.

Company Standard of Conduct

The Company has adopted a Standard of Conduct that applies to all Directors and employees, including the Chief Executive Officer, Chief Financial Officer and Controller, and certain third parties. The Standard of Conduct, which also constitutes a code of ethics as that term is defined in Item 406(b) of Regulation S-K, can be found on the Company’s website, www.mbia.com, under the “Ethics and Governance” link, and is available in print to any shareholder who requests a copy by writing to Shareholder Information at MBIA Inc., 1 Manhattanville Road, Suite 301, Purchase, New York 10577. The Company intends to satisfy the disclosure requirements of Form 8-K regarding an amendment to, or waiver from, an element of its code of ethics enumerated in Item 406(b) of Regulation S-K by posting such information on the Company’s website, www.mbia.com, under the “Ethics and Governance” link.

Independent Directors’ compensation

Directors’ retainer and meeting fees. In 2016, the Company paid Directors who are not Executive Officers an annual retainer fee of $75,000 plus an additional $2,000 for attendance at each Board meeting and each meeting of each committee on which they served (and $1,000 for each special telephonic meeting). The Company also paid each Committee Chair an annual Committee Chair retainer of $25,000. The Chairman is paid an additional retainer of $125,000. New Directors are paid a fee of $2,000 for each day of orientation.

An eligible Director may elect annually to receive retainer and meeting fees either in cash or in shares of common stock on a quarterly basis with no deferral of income, or to defer receipt of all or a portion of such compensation until a time following termination of such Director’s service on the Board. A Director electing to defer compensation may choose to allocate deferred amounts to either a hypothetical investment account (the “Investment Account”), or a hypothetical share account (the “Share Account”), which have been set up to credit such deferred payments. Such deferral elections are made under the MBIA Inc. 2005 Non-employee Director Deferred Compensation Plan (the “Plan”).

Amounts allocated to the Investment Account are credited to a hypothetical money market account. Amounts allocated to the Share Account are converted into share units with each such unit representing the right to receive a share of common stock at the time or times distributions are made under the Plan. Dividends are paid as stock units each quarter if applicable. Distributions of amounts allocated to the Share Account are made in shares of common stock.

Directors’ restricted stock grants. In addition to the annual cash fees payable to Directors for 2016, the Company also granted Directors an award of restricted stock in 2016 with a value of $100,000 at the time of grant. New Directors elected to the Board also receive a one-time grant of restricted stock with a value of $100,000 at the time of grant. The Directors’ restricted stock grants are awarded under the MBIA Inc. 2005 Omnibus Incentive Plan (the “Omnibus Plan”), which is a shareholder approved compensation plan.

In 2016, the Board of Directors approved a change in the restricted period for the Directors’ restricted stock awards. Beginning with the May 2016 grant, such restricted stock award is subject to a one-year restricted period compared to the ten-year restricted period applicable to prior years’ awards. The shortening of the restricted period is consistent with market norm and supports Director independence. The restricted stock granted to Directors is also subject to forfeiture restrictions and restrictions on transferability. The restricted period applicable to a restricted stock award will lapse and the shares of restricted stock will become freely transferable prior to the first anniversary of the date of the restricted stock grant upon the earlier of: (i) the death or disability of a participating Director, (ii) a change of control in the Company as defined in the Omnibus Plan, (iii) the Company’s failure to nominate a participating Director for re-election, or (iv) the failure of the shareholders to elect a participant Director at any shareholders meeting. Unless otherwise approved by the Compensation Committee, if a participating Director leaves the Board for any reason other than the foregoing at any time prior to the first anniversary of the date of the restricted stock grant, all unvested shares will revert back to the Company. During the restricted period, a participating Director receives dividends, if applicable, with respect to, and may vote the restricted shares.

Directors’ total compensation components. Directors’ compensation for 2016 consisted of the following components. There was no change from 2015.

Directors’ total compensation components	2016
Board Annual Retainer	$75,000
Committee Chair Retainer	$25,000
Chairman Retainer	$125,000
Board & Committee Meeting Fee (per meeting)	$2,000
Special Telephonic Meeting Fee (per meeting)	$1,000
New Director Orientation Fee (per day)	$2,000
Annual Restricted Stock Grant	$100,000
New Director Restricted Stock Grant	$100,000

Directors’ total compensation for 2017. No change to Director compensation is expected for 2017.

Directors’ total compensation paid in 2016. The amounts shown below represent compensation paid and stock awarded in 2016 for each of the Directors. The Company does not provide perquisites to its Directors.

Name (a)	Retainer ($) (b)	Meeting Fees ($) (c)	Stock Awards ($) (d) (1)	All Other Compensation ($) (e)	Total Compensation ($) (f)
Maryann Bruce	75,000	32,000	100,000	-	207,000
Francis Y. Chin (2)	9,375	1,000	100,000	-	110,375
David A. Coulter (3)	50,000	13,000	-	-	63,000
Keith D. Curry	75,000	28,000	100,000	-	203,000
Steven J. Gilbert	87,500	26,000	100,000	-	213,500
Charles R. Rinehart	225,000	32,000	100,000	-	357,000
Lois A. Scott	93,750	24,000	100,000	-	217,750
Theodore Shasta	100,000	30,000	100,000	-	230,000
Richard C. Vaughan	100,000	30,000	100,000	-	230,000

1	The amounts shown represent the grant date market value (dollar amount) of the restricted stock awards. The awards were granted on May 12, 2016 except for Mr. Chin’s award, which was granted on the date he was elected as a new Director.

2	Mr. Chin was elected as a new Director on August 4, 2016.

3	Mr. Coulter’s directorship ended on May 3, 2016.

Directors’ deferred compensation balances and equity holdings as of December 31, 2016. As described under “Directors’ retainer and meeting fees” above, a Director may choose to allocate deferred amounts to either an Investment Account or a Share Account. The following table represents Directors’ account balances under the Investment and Share Accounts (deferred retainer and meeting fees) and restricted stock holdings as of December 31, 2016. Amounts shown for stock holdings are based on $10.70 per share, the closing fair market value of the shares on December 31, 2016.

Name	Investment Account Balance ($)	Share Account Balance (#)	Share Account Balance ($)	Restricted Stock Holdings (#)	Restricted Stock Holdings ($)	Total As of 12/31/16 ($)
Maryann Bruce	-	-	-	49,374	528,302	528,302
Francis Y. Chin	15,690	1,998	21,376	12,063	129,074	166,140
Keith D. Curry	-	-	-	30,123	322,316	322,316
Steven J. Gilbert	-	-	-	69,952	748,486	748,486
Charles R. Rinehart	-	-	-	100,471	1,075,040	1,075,040
Lois A. Scott	-	-	-	26,887	287,691	287,691
Theodore Shasta	-	-	-	89,696	959,747	959,747
Richard C. Vaughan	-	-	-	88,552	947,506	947,506

Executive Officer Directors. Mr. Brown served as a Director and received no compensation for his services as a Director during 2016.

Directors’ stock ownership guidelines. The Company has Director stock ownership guidelines to align Directors’ interests with those of our shareholders. Under these guidelines, within four years of first being elected, a Director is expected to own Company stock worth approximately five times their annual retainer. This includes shares of Common Stock held directly, Common Stock equivalent deferral units held under the MBIA Inc. 2005 Non-employee Director Deferred Compensation Plan and restricted stock awarded to directors.

Audit Committee report

The Audit Committee is composed of five Independent Directors who are not employees or officers of the Company. In the business judgment of the Board, these Directors are free of any relationship that would interfere with their independent judgments as members of the Audit Committee.

This report of the Audit Committee covers the following topics:

1.	Respective roles of the Audit Committee, Company management and the Independent Registered Public Accounting Firm (“Independent Auditors”)

2.	2016 Activities

3.	Limitations of the Audit Committee

1. Respective roles of the Audit Committee, Company management and the Independent Auditors

We are appointed by the Board of Directors of the Company to monitor (i) the integrity of the financial statements of the Company and of other material financial disclosures made by the Company, (ii) the qualifications and independence of the Company’s independent auditor, (iii) the performance of the Company’s internal audit function and independent auditor, (iv) the Company’s compliance policies and procedures and its compliance with legal and regulatory requirements and (v) the performance of the Company’s operational risk management function. We also recommend to the Board of Directors the selection of the Company’s outside auditors.

The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the Company’s Internal Audit Department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

The independent auditors, PricewaterhouseCoopers LLP (“PwC”), are responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion with respect to the fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and the effectiveness of internal control over financial reporting.

2. 2016 Activities

In performing our oversight role for 2016, we have:

•	considered and discussed the audited financial statements for 2016 with management and the independent auditors;

•

discussed and reviewed all communication with the auditors, as required by PCAOB Auditing Standard No. 16, “Communications with Audit Committees” and SEC Rule 2-07, “Communication with Audit Committees.” We have received a letter from the independent auditors as required by PCAOB Rule 3526, “Communications with Audit Committees Concerning Independence.” In connection with this requirement, PwC has not provided to the Company any information technology consulting services relating to financial information systems design and implementation;

•	considered the other non-audit services by the Company’s independent auditors and concluded that such services were not incompatible with maintaining their independence;

•	reviewed and discussed with management and PwC the Company’s critical accounting policies, estimates and judgments;

•

reviewed the various matters and questions recommended by the PCAOB in its May 2015 publication, “Audit Committee Dialogue”, to ensure that we addressed with PwC those matters and questions relevant to the Company; and

•	performed other functions as set forth in the Audit Committee Charter (a copy of which can be found on the Company’s website, www.mbia.com, under the “Ethics and Governance” link).

Based on the reviews and discussions we describe in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

3. Limitations of the Audit Committee

As members of the Audit Committee, we are not employees of the Company nor are we professionally engaged in, nor experts in the practices of, auditing or accounting. Nor are we experts with respect to determining auditor independence. We rely on the information, representations, opinions, reports or statements, including financial statements and other financial data prepared or presented by officers or employees of the Company, its legal counsel, independent accountants or other persons with professional or expert competence. Therefore, we do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented in accordance with generally accepted accounting principles or that PwC is in fact “independent.” Furthermore, the Audit Committee has not conducted independent procedures to ensure that management has maintained appropriate accounting and financial reporting principles or internal controls designed to assure compliance with accounting standards and applicable laws and regulations.

Date: February 13, 2017

The Audit Committee

Mr. Theodore Shasta (Chair)

Ms. Maryann Bruce

Mr. Charles R. Rinehart

Ms. Lois A. Scott

Mr. Richard C. Vaughan

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation discussion and analysis

Background and executive summary

This Compensation discussion and analysis (“CD&A”) discusses the 2016 compensation for the Company’s Named Executive Officers (the “NEOs”):

•	Joseph W. Brown-Chief Executive Officer (“CEO”)

•	William C. Fallon-President and Chief Operating Officer

•	Anthony McKiernan-Executive Vice President and Chief Financial Officer

•	Ram D. Wertheim-Executive Vice President, Chief Legal Officer and Secretary

•	C. Edward Chaplin-Former Co-President, Chief Financial Officer and Chief Administrative Officer

Effective March 11, 2016, Mr. McKiernan was appointed an Executive Vice President and Chief Financial Officer of the Company. Mr. Chaplin was the Co-President, Chief Financial Officer and Chief Administrative Officer of the Company through March 11, 2016, and separated from the Company effective January 1, 2017. Effective March 2, 2017, Mr. Wertheim stepped down from his position as Chief Legal Officer and Secretary of the Company.

1. Company compensation philosophy and practices

The goal of our compensation program is to attract, retain and motivate a highly skilled team of senior executives whose performance will build long-term shareholder value, align our senior executives’ interests with those of shareholders and avoid excessive risk. Our NEO compensation program is also designed to align NEO compensation with performance against strategic goals that the Compensation Committee and the Board believe will result in an increase in long-term shareholder value. The NEO performance goals are intended to track longer range strategic goals that require the Compensation Committee and the Board to make broader and more qualitative assessments against those goals to measure the NEOs’ performance, rather than to apply exclusively mathematical formulas. The Compensation Committee and the Board continue to believe that the use of more qualitative goals against which to measure performance, in combination with the application of certain formulaic assessments such as growth in adjusted book value (“ABV”), and stock price or Total Shareholder Return (“TSR”), to award NEO incentive compensation is a more appropriate approach given the Company’s current circumstances and its evolution. As noted below, the NEOs’ annual performance scores have varied significantly from year to year, reflecting the variability of the NEOs’ contribution to growth in long-term strategic value for shareholders.

The table below represents key features of our NEO compensation practices in place during 2016, linking pay with performance and mitigating any undue risks. We believe our NEO pay practices provide appropriate incentives to our executives to achieve the Company’s financial and strategic short- and long-term goals.

Key features of NEO compensation practices

Best practices which we follow

•  Direct link between pay outcomes and Company performance

•  Significant portion of compensation deferred over a longer than annual timeframe

•  Equity awards that align NEO and shareholders’ long-term interests

•  Use of multiple performance metrics to align pay with performance

•  Quantitative and qualitative performance assessment to balance short-term and long-term growth and discourage excessive risk-taking

•  Cap on the cash bonus opportunity

•  Cash bonus is not guaranteed

•  Appropriate mix of base pay and incentive compensation

•  No guaranteed multi-year awards

•  Application of stock ownership and retention policies

•  Existence of clawback policy for all NEOs and Managing Directors which applies to annual cash bonus and equity awards

•  Use of independent compensation consultant that reports to the Compensation Committee

•  Annual comparison of NEO compensation to relevant peer group

•  Prohibition of short sales, hedging or pledging of our stock

•  Forfeiture of equity awards upon violation of restrictive covenants

•  Use of double trigger for change in control payments

Practices we do not follow

•  Compensation practices that encourage business decisions which expose our capital and reputation to excessive risk

•  Payment for poor performance

•  Excessive perquisites

•  Backdating or retroactively granting equity awards

•  Repricing stock options

•  Make-up/catch-up incentive awards

•  Employment contracts

As part of its pay for performance practices, the Company made one-time multi-year restricted stock awards to Messrs. Fallon, McKiernan and Wertheim in 2012, and to Mr. Brown in 2014, which were in lieu of annual awards. The vesting of half of these awards was time-based, and the vesting of the other half was performance-based, whereby the average closing price of the Company’s stock for the 60 trading days prior to the end of the performance period had to exceed $10 (the “Performance Threshold”). The table below shows (i) the number and value of restricted shares granted on the grant date (based on the closing price of the stock on the grant date), (ii) the number of time-based shares vested and the realized value of such shares based on the closing price of the stock on the vesting date, (iii) the number of performance-based shares forfeited at the end of the performance period year-end because the Performance Threshold (as defined above) was not met, (iv) the number and value, as of December 31, 2016, of the remaining outstanding performance-based restricted stock, and (v) the realized value on vesting plus the value of the performance-based shares outstanding as of December 31, 2016 expressed as a percentage of the grant date value (“Total”), which is less than 50% for each of the NEOs.

$ In millions

	Granted		Vested (Realized)		Forfeited	Outstanding (1)		Total (2)
	# of Shares	Value of Shares	# of Shares	Value of Shares	# of Shares	# of Shares	Value of Shares	% of Granted
Joseph W. Brown	3,000,000	35.6	1,500,000	12.9	750,000	750,000	0	36%
William C. Fallon	600,000	4.3	300,000	1.9	150,000	150,000	0	44%
Anthony McKiernan	400,000	2.9	200,000	1.3	100,000	100,000	0	45%
Ram D. Wertheim	400,000	2.9	200,000	1.3	100,000	100,000	0	45%

(1)	The outstanding performance-based shares reflect no value because the Performance Threshold of $10.00 was not met. The average closing price of our stock over 60 trading days prior to December 31, 2016 was $9.30.

(2)	Total represents the realized value on vesting plus the market value of the outstanding shares as of December 31, 2016 expressed as a % of the grant date value.

2. Overview of 2016 Performance Assessment

In formulating the Company’s compensation program and compensation levels for the NEOs, the Compensation Committee assesses performance against the agreed upon long-term strategic objectives, the compensation paid to similarly situated executives at peer group companies, the Company’s financial performance, individual performance and feedback from the Company’s shareholders. Beginning in 2015, the Compensation Committee determined to measure NEO performance against certain broad, longer range strategic goals, which involve a greater level of qualitative assessment of progress. Given the Company’s current business and operating environment as well as the ongoing evolution of our business strategy, the Compensation Committee and the Board believe this approach is a more appropriate measure of the NEOs’ contributions to the Company and to creating long-term shareholder value, in lieu of solely using more traditional financial metrics. The Company is still rebuilding its presence in the municipal bond insurance market and working to resolve the remaining legacy challenges which require heightened levels of attention from senior management.

In early 2016, the Compensation Committee and the Board affirmed four broad criteria established in 2015 against which they would measure the NEOs’ performance in 2016: organic growth; insured portfolio management and loss mitigation; capital and liquidity management; and pursuit of strategic alternatives (the “2016 Objectives”). Each of these criteria in turn had several underlying performance factors.

In February of 2017, the Company’s CEO provided the Compensation Committee and the Board with his assessment of the NEOs’ performance against the 2016 Objectives, including the underlying performance factors. The Compensation Committee and the Board considered and discussed the CEO’s assessment, as well as their own assessment, of performance against the 2016 Objectives. They determined that the senior team had made key collective and individual contributions in achieving success for the Company against those broad objectives and the underlying factors. The Board determined that incentive bonus payouts for the NEOs would be at 130% of target bonus.

The NEOs’ 2016 performance assessment is discussed in more detail below in Section 6.

3. Shareholder feedback and Compensation Committee response

At the May 3, 2016 Annual Meeting of Company shareholders, 65.1% of the Company’s shareholders voted, on an advisory basis, to ratify the NEOs’ Compensation set forth in the 2016 Proxy. This Say-on-Pay vote reflected a decrease from the 76% of shareholders who had voted in favor of the Company’s Say-on-Pay proposal in 2015. The Compensation Committee and the Board recognize that the percentage of shareholders who voted in favor of the 2016 and 2015 Say-on-Pay Proposals was lower than desired. In response to the Say-on-Pay votes, the Company has undertaken additional outreach efforts to more closely align its compensation practices and the expectations of its shareholders. The Company, through Messrs. Brown,

Fallon, and the Chairs of the Compensation Committee, reached out to shareholders representing ownership of approximately 51% of outstanding shares, meeting with a majority of those to discuss our compensation plans and awards and to solicit their views on our compensation plans. In general, the shareholders were supportive of the Company’s overall compensation program. In particular, the Company’s long-term shareholders have indicated that they understand and support the Company’s approach to NEO compensation. Finally, the Company continued to engage with the proxy advisory services in an effort to better respond to the issues of most importance to them. In response to the feedback received in early 2016, the Compensation Committee adopted a new annual long-term incentive compensation program for the NEOs other than Mr. Brown, which features in significant part a grant of performance-based restricted shares, as discussed in more detail below.

The feedback received from our shareholders as well as from proxy advisory bodies over the past three years has meaningfully influenced changes in our compensation program and philosophy. Specifically, the Compensation Committee and the Board have taken significant actions over this period to strengthen the link between management pay and company performance:

•

Since 2014, we have materially reduced the NEO annual incentive compensation target and maximum award opportunities to reflect our smaller size and the difference in each NEO’s scope of responsibility. Specifically, between 2013 and 2017, the Company has significantly reduced each of the NEOs’ target bonus as a percentage of base salary, as well as the maximum bonus percentage opportunity

•

For example, even while the salary of the Company’s President has increased by 10% since 2013, reflecting his greater level of responsibility at the Company, his target bonus is 40% lower than his target bonus in 2013, and his maximum bonus is 47% lower than his maximum bonus in 2013

•

Furthermore, this year, as described in more detail below, we changed the methodology for awarding NEO incentive compensation, significantly increasing the long-term performance orientation of these awards to better align our NEO compensation with shareholder values measured against three quantitative metrics. As of this year, two-thirds of the NEOs’ equity awards have performance conditions attached to their vesting schedules, are potentially subject to total forfeiture if those conditions are not satisfied, and will vest, if at all, over a five-year period

•	We revised the compensation peer group used to benchmark NEO compensation to reflect our smaller size and reduced operational complexity

•

Given Mr. Brown’s past long-term incentive award, he continues to be ineligible for future awards until 2019 while still maintaining a direct link between compensation, company performance and shareholder growth though his share-denominated award in 2014

•

Evidencing this link, Mr. Brown forfeited 750,000 shares at the end of 2016, when the Company’s stock price failed to exceed levels established in 2014 when his stock grant was awarded. This was consistent with his forfeiture of 2,925,990 shares in 2013 when the performance criteria for vesting of those shares were not achieved

•

For the other NEOs, we reintroduced annual long-term incentive awards for the 2015 performance year (granted in 2016) and revised their components for 2016 as noted above by including performance-based restricted stock

•	Performance metrics for our incentive compensation awards reflect the ongoing evolution of MBIA’s business strategy and alignment with and focus on growth in shareholder value

•

We have further aligned shareholder interests and company performance through the grants of performance-based restricted stock that is forfeited for failure to meet specified performance criteria; for instance, Mr. Brown’s forfeiture of 750,000 shares discussed above, and other NEOs’ forfeiture of 350,000 shares, for not satisfying a share-price performance condition

•

Through the use of our changed annual and long-term incentive plans and performance metrics, NEO performance is assessed in a balanced and multi-faceted manner that is designed to meet short-term goals as well as ongoing strategic milestones tied to our business evolution to build shareholder value

•

Finally, the adoption of a balanced approach that consists of a review of a strategic combination of financial and non-financial metrics, coupled with the Compensation Committee’s discretionary assessment of performance against objectives, discourages imprudent risk-taking by allowing the Compensation Committee to assess not only the Company’s accomplishments, but also how these accomplishments were achieved

4. The role of the Compensation Committee, the CEO and the compensation consultant in recommending 2016 compensation and other matters

The Compensation Committee is responsible for overseeing the Company’s compensation programs and for providing input to the Board regarding our NEOs’ compensation. It reviews the NEOs’ compensation recommended by the CEO, generates a proposal for the CEO’s compensation, and makes recommendations with respect to each to the Board for approval. Historically, the Compensation Committee has compared target and actual executive compensation with data from a group of peer companies to enhance its understanding of the competitiveness of the Company’s compensation programs. The Compensation Committee does not recommend pay decisions based solely on market data but rather takes both qualitative and quantitative Company performance metrics into consideration.

The Compensation Committee met five times during 2016 and two times in February 2017, both with management and in executive session.

The Compensation Committee has retained Willis Towers Watson & Co. (“Towers Watson”) primarily to assist in analyzing the competitiveness of the compensation provided to its NEOs and non-employee director compensation data, as well as to provide expertise and advice on various matters brought before the Compensation Committee. The Compensation Committee considered the six “independence” factors for compensation consultants listed in the NYSE listing requirements and determined that Towers Watson did not have a conflict of interest.

Over the past several years, with the assistance of Towers Watson, the Compensation Committee has evaluated and selected an appropriate group of companies to use for comparative analyses in evaluating senior management compensation. The group of 17 companies approved by the Compensation Committee represents insurance, reinsurance, financial guarantee and other businesses that were deemed to have relevant business and senior management compensation programs. Companies were selected based on their business characteristics and mix, the extent of their similarity to the Company in terms of their legal and regulatory environment, their overlap in competition for talented employee performers, and other relevant factors.

The Company has few organizations that are directly comparable. The financial crisis that began in late 2007 had a material adverse financial impact on the Company and its operating subsidiaries, as well as on the financial guarantee industry as a whole. Within the financial guarantee industry, several companies have been placed in regulatory proceedings or have gone out of business since 2007. Currently there are only three financial guarantee companies, including National Public Finance Guarantee Corporation (“National”), writing new business. As a result, the selection of appropriate comparative companies against which to benchmark senior management compensation requires a blend of quantitative analysis and business judgment and is not based purely on size. Within the peer group below, particular attention is paid by the Compensation Committee to those select companies that are in the same or similar business as the Company.

The following companies were selected by the Compensation Committee: Allied World Assurance Company Holdings, AG; Ambac Financial Group, Inc.; AmTrust Financial Services, Inc.; Arch Capital Group Ltd.; Argo Group International Holdings Ltd.; Aspen Insurance Holdings Limited; Assured Guaranty Ltd.; AXIS Capital Holdings Limited; Cincinnati Financial Corporation; Everest Re Group, Ltd.; MGIC Investment Corporation; Old Republic International Corporation; PartnerRe Ltd.; Radian Group Inc.; Selective Insurance Group, Inc.; The Hanover Insurance Group, Inc.; and White Mountains Insurance Group, Ltd.

5. Components of Total Compensation

The Company compensates its NEOs utilizing a program comprised of three main elements: base salary, annual incentive bonus and long-term incentive awards. The following charts illustrate the average target pay mix of our NEOs, excluding our CEO, based on the dollar value of the target annual incentive bonus and long-term incentive awards. The amounts represented in the charts do not reflect actual amounts awarded to our NEOs. Our enhanced emphasis on performance-based compensation, which incorporates shareholder feedback, is reflected in the charts which show an increase in the percentage of long-term incentive compensation, which features equity and performance-based targets, from 2015 to 2016. Mr. Brown’s compensation includes a base salary and an annual incentive bonus, but excludes a long-term incentive award in light of the special long-term incentive grant made to him in 2014 under which he is not entitled to any future LTI awards.

The table below highlights the purpose of each of the components of our total compensation and their link to company performance. A description of each component relative to each NEO follows the table.

Pay Element	Purpose	Performance Measures

Base Salary	• Fixed annual cash compensation, reviewed annually and adjusted when appropriate.	• Base salary is based on the scope of responsibilities of each position, an executive’s experience and on competitive salaries for comparable positions based on peer group data.

Annual Incentive

•  Variable cash compensation based on the assessment of performance against annually established NEO targets and individual performance.

•  Designed to reward executives for annual performance against goals.

•  Payout tied to assessment by the Compensation Committee of achievement of annual performance targets.

•  For the 2016 performance year, payout range is 0-225% of target.

•  For the 2017 performance year, payout range was reduced to 0-200% of target.

•  Amount of payout is formulaically linked to performance through straight-line interpolation.

Long-term Incentive

•  Variable compensation payable in the form of equity awards.

•  Designed to drive performance that delivers long-term value to shareholders.

•  Link the interests of executives with those of shareholders.

For the 2015 performance year (granted in 2016):

•  Time-based restricted stock award aligned with share price.

For the 2016 performance year (granted in 2017, and for the performance-based shares, covering the performance period between December 31, 2016 and December 31, 2019):

•  One-third of the aggregate stock award is time-based and aligns with share price.

•  Two-thirds of the aggregate stock award is performance-based and aligns equally with TSR or stock price, leverage and ABV over the three-year performance period.

•  The payout range of the performance-based shares is 0-200% of target.

Fixed compensation (base salary)

Base salary levels for the NEOs are generally based on the job content of each position and on competitive salaries for comparable positions. From time to time, adjustments are made based on the executive’s experience, performance and potential. For 2016, we targeted base salaries for the NEOs at close to the median salary of executives in similar positions in the benchmark group described above. Other than Mr. Fallon, whose annual salary was increased from $750,000 to $825,000 on March 1, 2016, in recognition of his increased scope of responsibility at the Company and its principal operating subsidiary, none of the NEOs received a salary increase in 2016.

Annual variable compensation (performance bonus)

The annual performance bonus, paid in cash, is designed to compensate NEOs for their overall performance against the performance goals established for the NEOs at the beginning of the year as well as their individual performance. For 2016, bonus targets for the NEOs, other than Mr. Brown, were 100% of base salary and the maximum bonus opportunity was 225% of target.

For 2017, Mr. Brown’s target bonus remains at 150% of base salary (down from 200% in 2013), and his maximum bonus opportunity is 200% of target; Mr. Fallon’s target bonus opportunity is 109% of base salary (down from 200% in 2013) and his maximum bonus opportunity is 200% of target; and Messrs. McKiernan’s and Wertheim’s target bonus opportunity is 120% of base salary (down from 200% in 2013) and their maximum bonus opportunity is 200% of target. For 2017, the maximum bonus opportunity for each NEO has been reduced from 225% of target in 2016 to 200% of target, except for Mr. Brown whose maximum opportunity was already at 200% of target.

Long-term incentive awards

For the long-term incentive awards made in 2016 (for the 2015 performance year), each of Messrs. Fallon, McKiernan, Wertheim and Chaplin received an LTI award in the form of time-based restricted stock with Messrs. Fallon and Chaplin receiving a restricted stock award with a value of $750,000 on the date of grant, Mr. McKiernan receiving a restricted stock award with a value of $600,000 on the date of grant and Mr. Wertheim receiving a restricted stock award with a value of $500,000 on the date of grant. Other than for Mr. Chaplin, whose arrangement is described in Section 9 below, the restricted stock will vest over a five year period with one-third of the award vesting on each of the third, fourth and fifth anniversaries of the grant date, subject to continued employment or as may otherwise be agreed to in connection with a termination of employment.

New for 2017: Performance-Based Shares

Taking into account feedback from shareholders, starting with long-term incentive awards made in 2017 (for the 2016 performance year), Mr. Brown and the Compensation Committee recommended, and the Board approved, the grant to the NEOs other than Mr. Brown, of a long-term annual incentive award comprised of a combination of time-based and performance-based restricted shares. The inclusion of performance-based restricted shares provides the NEOs with a direct link to shareholder value creation, and links pay with Company performance.

The aggregate annual target value of the LTI award for each NEO is 150% of base salary, with two-thirds of the award being in the form of performance-based restricted stock (“Performance Based Shares”) and one-third in the form of time-based restricted stock (“Time Based Shares”). The terms of the performance-based awards are described below:

Plan Feature	Description

Vehicle	• Performance-based shares with a target value equal to 100% of the NEO’s respective base salary and payout range of 0%-200%

Time Horizon	• 3-year performance measurement period (12/31/2016 – 12/31/2019) • Any shares that are earned will vest in equal installments on the third, fourth, and fifth anniversary of the grant date

Performance Measures

•  The number of shares earned will be based on the achievement of the following three equally-weighted performance metrics as set forth in the table below at the end of the performance period:

1.      The Company’s ABV;

2.      The Company’s Leverage;

3.      a. If the Company pays no dividends, the average closing price of the Company’s stock over the 60 trading days preceding December 31, 2019

b. If the Company pays dividends during the performance period, the TSR during the performance period

Payout Provisions

•  The target performance score is 100% and the maximum performance score is 200%, with the percentage of the Performance Based Shares that are earned between 0% and 200% to be determined by linear interpolation

•  The number of Performance Based Shares earned at the end of the performance period will be equal to the number of Performance Based Shares granted multiplied by the overall performance score

•  Subject to continued employment through the vesting dates, subject to certain exceptions

•  Performance Based Shares that are not earned at the end of the Performance Period will be forfeited

The following table sets forth the target ABV, Leverage, Stock Price and TSR (as such terms are defined below) for the performance period and the percentage of Performance Based Shares that will be earned relative to achieving 100% (target) performance as of December 31, 2019 and other scores ranging from 0 to 200%.

		Percentage of shares earned at the end of the three-year performance period (12/31/2019)
	12/31/2016	0%	25%	50%	75%	100%	125%	150%	175%	200%
ABV	$31.88	$29.88	$30.38	$30.88	$31.38	$31.88	$33.00	$34.11	$35.22	$36.34
Leverage	27.00%	25.00%	24.25%	23.50%	22.75%	22.00%	21.50%	21.00%	20.50%	20.00%
Stock Price	$10.70	$10.70	$11.35	$12.00	$12.75	$13.50	$14.25	$15.00	$15.85	$16.70
TSR	0%	0%	2%	4%	6%	8%	10%	12%	14%	16%

As used above, (i) ABV will be determined consistent with the definition of ABV set forth in the Company’s Form 10-K for the year ended December 31, 2016, which is a non-GAAP measure generally defined as GAAP book value minus the legal entity book value of MBIA Insurance Corporation (“MBIA Corp.”) (but including all deferred taxes available to the Company) and includes other adjustments for certain items that the Company believes will reverse from GAAP book value through GAAP earnings and other comprehensive income, and adds in the impact of certain items which the Company believes will be realized in GAAP book value in future periods; (ii) Leverage will be equal to (x) the sum of any outstanding debt issued by MBIA Inc. and its subsidiary Global Funding Corporation as of December 31, 2019 (“Debt”) divided by (y) the total shareholders’ equity of the Company adjusted to remove the legal entity book value of MBIA Corp. but including all deferred taxes available to the Company plus the sum of any Debt; (iii) Stock Price will be the average closing price of the Company’s stock for the preceding 60 trading days ending on and including December 31, 2019; and (iv) TSR will be the compound annual return to shareholders as of December 31, 2019 using the stock price in effect as on such date plus any dividends paid during the performance period.

Time Based Shares: Each NEO also received a grant of Time Based Shares with a value as of the grant date equal to 50% of the NEO’s base salary for 2016. The Time Based Shares will vest in equal installments on each of the third, fourth and fifth anniversary of the grant date, subject to the NEO’s continued employment on the vesting date (except as set forth below).

Vesting: The Performance Based Shares and Time Based Shares will vest so long as the executive is continuously employed by the Company through each of the three vesting dates, except any earned Performance Based Shares and Time Based Shares will immediately vest upon an NEO’s death or disability, or upon the Company’s termination of the NEO’s employment without cause. In the event of an NEO’s retirement, any Performance Based Shares and Time Based Shares will continue to be earned and vest in accordance with the award’s vesting terms, subject to restrictions on post-employment activities that may include a non-compete and/or non-solicitation covenant, unless otherwise approved by the Board.

6. 2016 NEO performance assessment

For 2016, the Compensation Committee recommended and the Board approved the following four broad performance objectives for the NEOs (the “2016 Objectives”): organic growth; insured portfolio management and loss mitigation; capital and liquidity management; and pursuit of strategic alternatives. Each 2016 Objective features several sub-objectives, as discussed below. These objectives form the primary basis of a balanced scorecard approach that the Compensation Committee reviews in assessing performance. The Compensation Committee and the Board also review other financial and operational metrics with a view to determining holistic and multi-faceted Company and individual performance. Given the evolution of the Company’s business strategy and objectives and the ongoing strategic transformation, the Compensation Committee and the Board recognize that measuring the NEOs’ performance exclusively against financial metrics, such as earnings per share, return on equity, growth in revenue, etc., would not reflect the primary factors that the Compensation Committee and the Board believe would create shareholder value and are appropriate for measuring the NEOs’ performance. Thus, the Compensation Committee and the Board have prioritized these longer term strategic objectives to measure NEO performance to reflect the Company’s business environment and its current circumstances, which include the following:

•

The Company’s main operating subsidiary, National, is still in the early stages of its re-entry into the municipal financial guaranty market in a challenging, low interest rate and competitive pricing environment, and its ratings are, as of this date, one notch lower than its competitors, which adversely impacts its ability to compete for new business. National’s contribution to the Company’s earnings from new business written is therefore limited at this stage

•

Given the long term credit risk undertaken by National, it is not appropriate or in the long term interests of shareholders to prioritize formulaic performance criteria that incentivize the origination of high business volume at the expense of credit quality

•

National’s current book of business has been running off at an accelerated pace due to the low interest environment, and its investment income continues to be relatively low due to the continuing low interest rate environment

•

Achieving a higher rating for National will enhance its ability to compete and write more new business, which will, in the long term, increase its contribution to the Company’s earnings and growth in book value and ABV

•	The Company’s need to continue to effectively manage its capital, liquidity and leverage to maximize returns to shareholders

•

MBIA Corp. is not presently, or expected to be in the future, writing new business, and its insured portfolio is in run off. The performance of MBIA Corp. is not expected to have any material effect on the financial condition or performance of the Company. The NEOs, however, oversee MBIA Corp.’s operations and the achievement of its primary objectives, which are to satisfy claims of its policyholders and to maximize future recoveries, if any, for its senior lenders and surplus noteholders and, thereafter, its preferred stockholders. MBIA Corp. is executing this strategy by reducing and mitigating potential losses on its insurance exposures and pursuing various actions focused on maximizing the collection of recoveries

Mr. Brown provided the Compensation Committee with his assessment of the NEOs’ performance against the 2016 Objectives (described in detail below), which formed the framework for the Compensation Committee’s discussion and assessment and the Board’s compensation determinations. Based on the performance assessments against the 2016 Objectives as described below, and taking into account Mr. Brown’s input, the Compensation Committee and Board approved an overall score of 130% (the “NEO Performance Score”) for determining 2016 incentive bonuses for the NEOs.

The Compensation Committee’s and Mr. Brown’s assessments placed significant weight on the achievement of the following objective metrics in arriving at the 2016 performance assessment score of 130%:

•	The 65% appreciation in the Company’s stock, from $6.48 on December 31, 2015 to $10.70 on December 31, 2016

•	The $2.90 increase in the Company’s ABV, to $31.88, during 2016

•

The sale of MBIA UK and the arrangement of a new debt facility for MBIA Corp. in time to enable MBIA Corp. to meet the January 2017, $770 million Zohar II obligation. The Compensation Committee recognized the high degree of difficulty in obtaining the financing facility and completing the sale of MBIA UK, which avoided MBIA Corp. being placed into a rehabilitation or liquidation proceeding by the New York State Department of Financial Services (“NYSDFS”).

•	The effective execution of the Company’s stock repurchase plan, which reduced the Company’s outstanding share count by 16.5 million during 2016, with the shares purchased at an average price of $6.37

•	The improvement in the Company’s debt to capital ratio to 27.4% from 29.2% at year-end 2015, while maintaining approximately $400 million in holding company liquidity

•

The growing acceptance of National’s guarantee in the municipal market reflected in the increase in National’s new business written in 2016 in policies issued from 59 in 2015 to 158 in 2016, and in par insured from $597 million in 2015 to $1.577 billion in 2016

•	The tangible progress on the many process steps to implementation of the agreed upon transaction among National, Puerto Rico Electric Power Authority (“PREPA”) and other creditors of PREPA

The following is a summary of Mr. Brown’s assessment of performance against each of the 2016 Objectives, including certain of the sub-objectives, which was reviewed and accepted by the Compensation Committee:

Organic Growth

Mr. Brown’s assessment against this 2016 Objective principally considered the extent to which National had performed in terms of developing profitable new business opportunities, which was one of the sub-objectives identified by the Compensation Committee at the beginning of the year. The assessment noted that although insured penetration in the industry, and National’s share of that business, remained low, National made steady progress over the course of the year. Progress was reflected in both the number of transactions and par insured by National indicative of a growing market awareness of the value of a National guarantee. His assessment also noted that the performance in 2016 should drive a continued positive trend in 2017 and position National for the longer term in having a sustainable Financial Guarantee business. Mr. Brown also considered National’s progress in positioning itself for a rating upgrade both internally and with the rating agencies.

Insured Portfolio Management and Loss Mitigation

Mr. Brown focused on efforts at National and MBIA Corp. to address the Puerto Rico and Zohar exposures, respectively, which again had been identified by the Compensation Committee at the beginning of the year as important components of this Objective. Mr. Brown noted that while events concerning Puerto Rico were largely outside of the control of management, it observed tangible progress on the many process steps to implementation of the agreed PREPA transaction, although politics and miscellaneous court actions continue to delay the implementation.

Regarding MBIA Corp.’s Zohar exposure, Mr. Brown recognized the significant amount of effort, creativity and determination of management in accomplishing the actions needed to position the Company to have met its obligations on the Zohar II notes. He also recognized the efforts underway to ultimately recover the claims payments made on Zohar I and Zohar II, and to repay the new debt facility.

Capital and Liquidity Management

A critical factor towards driving shareholder value, as contemplated by the Compensation Committee, Mr. Brown focused on the development and implementation of plans to optimize use of MBIA Inc. capital for shareholders, principally, in 2016, through stock and debt buybacks. Mr. Brown noted that the Company was able to reduce its outstanding share count by 16.5 million during 2016, with the shares purchased at an average price of $6.37, which collectively added $2.60 to adjusted book value per share bringing it to $31.88 at year end. He noted that these accomplishments were reached while improving the Company’s debt to capital ratio to 27.4% from 29.2% at year-end 2015, and having just over $400 million in holding company liquidity.

Pursuit of Strategic Alternatives

Mr. Brown reviewed the Company’s efforts, deliberation, and action steps towards certain strategic alternatives. He noted that the accomplishments of 2016 had positioned the Company to more readily progress on these alternatives in 2017.

After careful review of Mr. Brown’s assessment and the progress made by the Company in 2016, the Compensation Committee concluded that each NEO had exceeded reasonable expectations set at the beginning of the year. Although each executive was evaluated individually, many of the accomplishments of the Company over the course of 2016 were a function of each of the NEOs’ combined efforts. The Compensation Committee noted in particular Mr. Fallon’s growing leadership of the Company as a whole, and of the sale of MBIA UK; Mr. McKiernan’s successful transition into the CFO position which began in March of 2016 and his leadership on MBIA Corp.’s arrangement of the debt facility; and Mr. Wertheim’s critical legal leadership in each of the MBIA UK and financing transactions.

The Company’s annual performance scores vary significantly from year to year. The approved annual Company performance scores for determining incentive bonuses for the NEOs were 90% for 2010, 115% for 2011, 75% for 2012, 135% for 2013, 95% for 2014, 80% for 2015 and 130% for 2016, reflecting the variability of the Company’s incentive bonus compensation program.

7. CEO compensation for 2016

Mr. Brown does not have an employment or severance agreement and is not entitled to any payments in connection with any change in control of the Company. For 2016, Mr. Brown received a salary of $1,000,000. He was also eligible for a target bonus of $1,500,000 or 150% of his base salary and a maximum incentive cash bonus of $3,000,000 or 200% of his target bonus. At the beginning of 2016, the Compensation Committee determined that Mr. Brown’s 2016 performance objectives would be based on achievement against the 2016 NEO Performance Objectives. In addition, the Compensation Committee considered Mr. Brown’s continued development and successful implementation of the Company’s management succession plans, and in particular, the succession plan for the NEOs, which is one of Mr. Brown’s primary objectives and which is discussed with the Board at every board meeting.

To assist in their evaluation process, Mr. Brown provided the Compensation Committee members with a self-assessment of his 2016 performance, noting that the 2016 NEO Performance Assessment discussed above, and the Company performance as a whole, reflects his own 2016 performance. He also noted certain other relevant performance considerations in the context of his achievements since he rejoined the Company in 2008 including the Company’s business culture, which he installed, that places profitable underwriting ahead of market share and volume; his role in setting the tone for the Company’s business culture and in picking managers who clearly understand why no amount of short term thinking can overcome the lasting negative effects of growth for growth’s sake; his molding of the current senior management team as well as his focus on putting in place the next generation of leaders to manage the Company in the future; and his focus on continually right sizing the organization, both in terms of the size and compensation levels, to reflect the Company’s business and performance, which was achieved smoothly without losing any key individuals.

The Compensation Committee discussed Mr. Brown’s self-assessment and reviewed his 2016 performance. Following a discussion, each member of the Compensation Committee expressed their view that Mr. Brown had performed at a very high level in 2016. Many noted that MBIA is an unusual and difficult company to manage in light of the legacy and litigation issues that the senior team must deal with on a regular basis. The Compensation Committee members acknowledged that Mr. Brown brings unique talents and significant intrinsic value to the Company.

Based on its assessment of performance against the NEO 2016 Performance Objectives, which are discussed above and which the Compensation Committee scored at 130%, as well as its assessment of Mr. Brown’s significant individual contributions and performance in 2016, the Compensation Committee recommended and the Board approved the payment to Mr. Brown of a 2016 bonus of $2,100,000 (70% of maximum). In light of the special long-term award made to Mr. Brown in 2014, Mr. Brown was not entitled to any LTI award for 2016.

For 2017, Mr. Brown’s salary will remain at $1,000,000 and his target incentive bonus will again be $1,500,000 with a maximum bonus of 200% of target.

Pay for performance – forfeiture of restricted stock. On January 2, 2017, Mr. Brown forfeited 750,000 shares of performance-based restricted stock of the Company that were granted in March 2014 as part of the special one-time award made to Mr. Brown. The grant provided for the forfeiture of such restricted stock if the Company’s average closing share price over 60 trading days prior to January 2, 2017 did not exceed the performance threshold of $10.00. Since the average closing share price over such period was $9.30, the shares were forfeited.

8. Compensation of Messrs. Fallon, McKiernan and Wertheim for 2016

In making his recommendation to the Compensation Committee for the NEO Performance Score, Mr. Brown provided an overall assessment of the NEOs’ contributions to the Company’s overall performance in 2016 as well as his assessment of each NEO’s individual performance, as described in more detail below.

As noted, the NEO Performance Score of 130% was used by the Compensation Committee for determining the NEOs’ 2016 incentive bonuses. Set forth below is a description of the compensation actions taken in February 2017 (for the 2016 performance year) with respect to Messrs. Fallon, McKiernan and Wertheim, as recommended by Mr. Brown and the Compensation Committee, and as approved by the Board:

Mr. Fallon’s compensation for 2016. Mr. Fallon does not have an employment or severance agreement. For 2016, Mr. Fallon received an annual salary of $750,000 through March 1, and $825,000 thereafter, in recognition of his increased scope of responsibility at the Company and at National. In addition, he was eligible for a target bonus of $825,000 and a maximum incentive bonus of 225% of target, based on overall performance against the 2016 Objectives, as determined by the Compensation Committee, and his individual performance.

In his individual assessment of Mr. Fallon’s performance for 2016, Mr. Brown noted (i) Mr. Fallon’s very strong performance in 2016 as Chief Operating Officer, in particular with respect to the continued development of new business at National with a focus on underwriting and his role in leading the ongoing remediation of National’s Puerto Rico credits; (ii) Mr. Fallon’s role in leading the successful effort to sell MBIA UK; (iii) Mr. Fallon’s focus on expense management, noting that the Company met its 2016 budget and is trending towards meeting its long term expense objectives; (iv) Mr. Fallon’s focus on and disciplined approach to effective capital management and the evaluation of new business opportunities; and (v) Mr. Fallon’s focus on developing the next generation of leaders and managers for the Company.

Based on its assessment of Mr. Fallon’s 2016 individual performance and the NEO Performance Score of 130% against the 2016 Objectives for 2016, the Compensation Committee recommended and the Board approved the payment to Mr. Fallon of a 2016 Bonus of $1,072,500 (58% of maximum). Mr. Fallon was also awarded 43,058 Time Based Shares and 86,926 Performance Based Shares for the 2016 performance year.

For 2017, Mr. Fallon’s salary will remain at $825,000; his target bonus opportunity will be $900,000 (down from a target bonus of $1,500,000 in 2013); and his maximum bonus opportunity will be 200% of target, a reduction in the maximum award from 225% of target in 2016.

Mr. McKiernan’s compensation for 2016. Mr. McKiernan does not have an employment or severance agreement and is not entitled to any payments in connection with any change in control of the Company. For 2016, Mr. McKiernan received an annual salary of $500,000. In addition, he was also eligible for a target bonus of $500,000 and a maximum incentive bonus of $1,125,000 based on overall performance against the 2016 Objectives, as determined by the Compensation Committee, and his individual performance.

In his individual assessment of Mr. McKiernan’s performance for 2016, Mr. Brown noted Mr. McKiernan’s solid achievements in his first year as the Company’s Chief Financial Officer including (i) assessing the needs of the finance division and the Company as a whole in light of the Company’s size and business activities; (ii) establishing strong relationships with others within the finance division and with other groups within the Company; (iii) establishing good working relationships with the NYSDFS, PwC and the holders of MBIA Corp.’s surplus notes; and (iv) continuing to lead the remediation of the Zohar transactions including leading the business negotiations for the Zohar Financing Facility.

Based on its assessment of Mr. McKiernan’s 2016 individual performance and the NEO Performance Score of 130% against the 2016 Objectives for 2016, the Compensation Committee recommended and the Board approved the payment to Mr. McKiernan of a 2016 Bonus of $650,000 (58% of maximum). Mr. McKiernan was also awarded 26,096 Time Based Shares and 52,681 Performance Based Shares for the 2016 performance year.

For 2017, Mr. McKiernan’s salary will be $500,000; his target bonus opportunity will be $600,000 (down from a target bonus of $1,000,000 in 2013); and his maximum bonus opportunity will be 200% of target (compared to a maximum of 225% of target in 2016).

Mr. Wertheim’s compensation for 2016. Mr. Wertheim does not have an employment or severance agreement. For 2016, Mr. Wertheim received an annual salary of $500,000. In addition, he was also eligible for a target bonus of $500,000 and a maximum incentive bonus of $1,125,000 based on overall performance against the 2016 Objectives, as determined by the Compensation Committee, and his individual performance.

In his individual assessment of Mr. Wertheim’s performance for 2016, Mr. Brown noted (i) Mr. Wertheim’s role as the key negotiator with respect to the legal, regulatory and document issues related to the sale of MBIA UK and the Zohar Financing Facility; (ii) the ongoing legal support provided to the Company’s remediation activities noting, however, the need for improvement in the monitoring of the Company’s legal expenses related to those activities; (iii) continued progress in the Company’s pending litigation; (iv) effective management of the legal division and the corporate secretary’s role including the ongoing training of Jonathan C. Harris to become General Counsel and Secretary of the Company; and (v) effective administrative oversight of the Company’s compliance program and internal audit group.

Based on its assessment of Mr. Wertheim’s 2016 individual performance and the NEO Performance Score of 130% against the 2016 Objectives for 2016, the Compensation Committee recommended and the Board approved the payment to Mr. Wertheim of a 2016 Bonus of $650,000 (58% of maximum). Mr. Wertheim was also awarded 26,906 Time Based Shares and 52,681 Performance Based Shares for the 2016 performance year.

Effective March 2, 2017, Mr. Wertheim stepped down from his position as Chief Legal Officer and Secretary of the Company at the request of the Company to facilitate succession plans. Mr. Wertheim will remain an employee of the Company with the title Executive Vice President and Legal Counsel until January 1, 2018 to provide transition and other services as may be required.

The Company entered into a Separation Agreement with Mr. Wertheim dated February 28, 2017, the material terms of which are described in the Company’s annual report on Form 10-K for 2016 filed with the Securities Exchange Commission on March 1, 2017.

For 2017, Mr. Wertheim’s salary will be $500,000; his target bonus opportunity will be $600,000; and his maximum bonus opportunity will be 200% of target, down from a maximum of 225% of target in 2016.

Pay for performance – forfeiture of restricted stock. On December 31, 2016, Messrs. Fallon, McKiernan and Wertheim forfeited 150,000, 100,000 and 100,000 shares of performance-based restricted stock, respectively. The restricted shares were granted in December 2012 as part of a special award made to each of the NEOs. The grant provided for the forfeiture of such restricted stock if the Company’s average closing share price over 60 trading days prior to December 31, 2016 did not exceed the performance threshold of $10.00. Since the average closing share price over such period was $9.30, the shares were forfeited.

9. Mr. Chaplin

As described in the Form 8-K filed by the Company on January 22, 2016, Mr. Chaplin stepped down from his position as Chief Financial Officer on March 11, 2016 at the request of the Company to facilitate succession plans, and he separated from the Company effective January 1, 2017. In connection with his separation, the Company entered into a Separation Agreement with Mr. Chaplin (the “Separation Agreement”). The payments Mr. Chaplin will receive under the Separation Agreement reflect the agreed upon terms of his separation from the Company, including his agreement to forfeit the outstanding performance-based restricted stock awarded to him as part of the cash retention and restricted stock award made to him on December 21, 2012 and to comply with the non-compete covenant that is part of the Separation Agreement. They also reflect the significant contributions Mr. Chaplin made to the Company during his tenure as Chief Financial Officer, especially in dealing with the extraordinary circumstances that the Company faced as a result of the financial crisis that began in mid-2007.

Under the Separation Agreement, for 2016, Mr. Chaplin was paid his base salary of $750,000, a cash performance bonus of $750,000, which was his target award for 2016 and, in lieu of the long term incentive (“LTI”) restricted stock award for the year, a cash payment of $750,000. In addition, Mr. Chaplin received a one-time severance payment of $1.5 million, which includes a severance payment consistent with the Company’s severance practices for all employees, as well as a payment in exchange for his agreement to forfeit the outstanding performance-based restricted stock awarded to him as part of the cash retention and restricted stock award made to him on December 21, 2012 and to comply with the non-compete covenant that is part of the Separation Agreement. In addition, on April 2, 2018, Mr. Chaplin will receive a payment of $75,000 in lieu of the contribution the Company would have made to Mr. Chaplin’s non-qualified deferred compensation retirement account in respect of the 2016 bonus that was paid to him in 2017. The Separation Agreement contains certain customary covenants regarding non-competition with the Company’s financial guarantee business for a period of two years, confidentiality, a two year non-solicitation of Company employees and a non-disparagement covenant.

10. 2017 NEO performance objectives

For 2017, Mr. Brown recommended, and the Compensation Committee and Board of Directors reviewed the existing strategic course of the Company and approved, the following performance objectives for the NEOs (the “2017 NEO Performance Objectives”). The 2017 NEO Performance Objectives are, categorically, the same as the 2015/2016 NEO Performance Objectives since the corporate objectives in 2015-2017 both reflect the Company’s business environment and its current circumstances, including National’s relatively early stage market re-entry and its long-term business model. While the specific means to accomplish the 2017 NEO Performance Objectives will be modestly different than the 2016 Objectives, the 2017 NEO Performance Objectives are intended to incentivize and measure the NEOs’ progress on achieving longer-term strategic goals to increase shareholder value rather than on the achievement of short term goals. As in 2015/2016, the 2017 NEO Performance Objectives are: implementation of organic growth strategies, insured portfolio management and loss mitigation, capital and liquidity management and pursuit of strategic alternatives.

In 2017, performance against the 2017 NEO Performance Objectives will include a continued assessment of progress on new business development at National, pursuit of an upgrade in National’s ratings, and growth in insured penetration by the industry, the remediation of Puerto Rico credits and recovery of the Zohar payments, progress and recoveries on remaining litigation, progress on capital and liquidity management including approval of any extraordinary dividends by National, to facilitate opportunistic share repurchases when appropriate and to facilitate continued management of leverage towards an investment grade credit rating leverage at the holding company, and evaluation of strategic transactions to increase shareholder value. The NEOs’ 2017 aggregate incentive compensation will be based primarily on a qualitative assessment by the Compensation Committee of the achievement of the 2017 NEO Performance Objectives.

11. Clawback policy

In February 2013, the Company adopted a Clawback Policy in order to further continue and promote ethical behavior and accountability with respect to the accuracy of financial reporting. Under the Clawback Policy, the Compensation Committee has the discretion to claw back certain incentive compensation from Covered Executives (as defined below) in the event of a restatement of the Company’s GAAP financial statements (a “Restatement”). The Clawback Policy applies to any NEO and all other executives with the title of Managing Director or above (“Covered Executives”) who had the title of Managing Director or above at the time of any Restatement or at any time during the three-year period preceding the Restatement, whether or not employed at the time of the Restatement.

Under the Clawback Policy, the Compensation Committee, in its sole discretion, can require that any Covered Executive repay or forfeit in part or in full any bonus paid and other long-term incentives granted to such Covered Executive, whether in the form of cash or in the form of an equity award, on or after January 1, 2010 if (i) the Company issues a material Restatement and (ii) the Compensation Committee determines that the amount of compensation paid to any such Covered Executive would have been lower under the restated financial statements. The amount of incentive compensation to be repaid or forfeited by any Covered Executive will be determined by the Compensation Committee, in its sole discretion, to reflect the difference between the amount of cash or equity grants (whether then held or not by the Covered Executive) that was paid or granted to the Covered Executive and the amount of cash or equity grants that would have been paid or granted to such executive under the restated financial statements. The Compensation Committee can consider all factors it deems relevant in determining any compensation amounts to be repaid or forfeited.

The Company will review and, if necessary, revise the existing policy to comply with any final regulations adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 relating to clawbacks of executive compensation. In addition, the Company will review the policy from time to time with the Compensation Committee and recommend changes to reflect best practices or other factors that the Company or the Compensation Committee deems appropriate.

The policy covers all compensation paid or awarded after January 1, 2010.

12. Stock ownership guidelines; stock holding periods; no hedging policy

Stock ownership guidelines. The Company has stock ownership guidelines to align senior management’s interests with those of our shareholders. Under these guidelines, our Chief Executive Officer is expected to own Company stock with a value equal to seven times his annual salary, and each of the other NEOs are expected to own Company stock worth approximately three or four times their respective annual salaries, depending on their job and title. This includes stock owned directly and stock held in retirement plans, and does not include the value of unvested restricted stock or unvested stock options but will include the after-tax value of vested stock options based on the market price of the Company’s stock.

Stock holding periods. Once the ownership guidelines are met, the guidelines permit the NEOs to divest 25% of any excess above the guidelines during any 12-month period while they are still employed by the Company. Upon retirement from the Company, the guidelines permit the NEOs to sell one-third of their holdings immediately, one-third a year after termination and the final third two years after termination. As of December 31, 2016, Mr. Fallon owns 939,662 shares of the Company, Mr. McKiernan owns 529,048 shares of the Company, and Mr. Wertheim owns 436,578 shares of the Company. Mr. Brown, who holds 3,099,634 shares of MBIA as of December 31, 2016, is not subject to any restrictions on the sale of stock. Mr. Brown owned 618,456 shares when he rejoined the Company in 2008 and has subsequently purchased an additional 971,165 shares. During this same time period, Mr. Brown sold 248,433 shares to pay cash taxes due on vesting of a restricted stock grant and 105,000 shares for tax planning, demonstrating his long-term alignment with other shareholders.

No hedging policy. The Company’s Insider Trading Policy prohibits Directors, officers and employees from engaging in short sales or transactions involving puts, calls and other types of options in the Company’s securities, including equity swaps and similar derivative transactions.

13. Pension plans, benefit plans and executive perquisites

The Company’s executives have the same benefits as our general employee population. This includes participation in the Company’s healthcare benefits, where the Company shares in the cost of employee health insurance coverage; supplemental disability insurance to bring the income replacement benefit to a level equivalent to 70% of base salary; and contributions to defined contribution retirement programs based on a stated percentage of the employee’s compensation.

Our retirement program includes two qualified defined contribution plans and a non-qualified retirement plan. We do not maintain any defined benefit retirement plans. The qualified retirement plans include (subject to IRS limitations) (i) a money-purchase pension plan whereby the Company contributes each year an amount equal to 10% of earned salary and annual bonus and (ii) a 401(k) plan whereby plan participants can contribute up to 25% of earned salary and annual bonus on a pre-tax and/or Roth after-tax basis, with the Company matching participants’ contributions up to 5% of earned salary and annual bonus. All employees, including executives, receive the same Company contribution percentages. The Company’s non-qualified deferred compensation and excess benefit retirement plan provides participants with benefits that are in excess of those amounts that can be provided within the qualified plans or that otherwise do not meet IRS requirements. Participant contributions to this plan are tax deferred until the time of distribution. The Company gives executives the benefit of this non-qualified plan because we believe that all eligible employees should receive proportionate contributions to their pension and retirement plans. Beginning with the 2009 plan year, non-qualified plan participants have only been able to receive Company contributions based on aggregate salary and bonus compensation of up to $1.5 million. Prior to 2009, there was no cap on eligible compensation. In 2012, the cap on the Company matching contributions was removed but the Company pension contribution remained subject to the compensation cap of $1.5 million. Beginning in 2018 for compensation awarded for the 2017 performance year, the cap on the amount of eligible annual compensation considered for computing the annual pension contribution under the non-qualified plan was increased from $1.5 million to $2.0 million, which reflected the Compensation Committee’s interest in better aligning the cap with more recent compensation levels of the senior management team.

Except for the payments of the annual premium for Mr. Brown’s $25 million term life insurance policy, which the Company began paying in 2013, the Company did not provide any perquisites to its executives in 2016. The Company purchased the life insurance policy on Mr. Brown for the benefit of his family in 2013 in recognition of Mr. Brown’s agreement to forego certain incentive bonuses and long term incentive awards.

The Company does not provide any perquisites in connection with any severance or retirement agreements.

14. Tax and accounting aspects of executive compensation

When we designed our executive compensation plans and programs, we considered the tax and accounting implications of these awards. The accounting costs associated with stock options was one of several factors that led us to reevaluate the nature of our LTI awards. Our plans have generally been designed so that amounts paid under the plans are deductible for Federal income tax purposes despite the limits imposed under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), including by qualifying the compensation payable under such plans as “performance-based compensation” within the meaning of Section 162(m) of the Code or by paying compensation that does not materially exceed the $1 million annual cap imposed by Section 162(m) of the Code. Although we believe that tax deductibility is an important factor in making compensation decisions, we reserve the right to pay amounts that are not deductible in specific circumstances. Where relevant, we have also designed our plans and programs to comply with, or to be exempt from the application of, Section 409A of the Code.

15. Change in control, termination and retirement arrangements

In November 2006, the Compensation Committee adopted, and the Board approved, a Key Employee Employment Protection Plan (the “KEEP Plan”), which superseded any existing employment protection agreements. Messrs. Fallon and Wertheim are covered under the KEEP Plan. Its purpose is to assure the Company of the services of key executives during a change in ownership or control of the Company, and to provide these executives with financial assurances so they can focus on their responsibilities without distraction and can exercise their judgment without bias due to personal circumstances. The terms and conditions of the KEEP Plan compare in many respects to the individual agreements it replaced, but the terms that were applicable under those agreements were modified to reflect then current market practices as recommended by Frederick W. Cook & Co., Inc., the Compensation Committee’s compensation consultant at the time. The net effect of these revisions was to lower the level of benefits that would be payable to the covered executives in the event of a change in control.

Messrs. Brown and McKiernan are not eligible for the KEEP Plan, and Mr. Wertheim agreed to forgo coverage under the KEEP Plan under the Separation Agreement he signed with the Company in connection with his expected separation from the Company. The Company does not intend to cover any other executives under the KEEP Plan in the future.

In addition to the KEEP Plan, the Company’s compensation and benefit plans provide certain compensation payments and benefits due to retirement and under various other termination events, which are described under “Executive compensation tables – Potential payments upon termination or change in control as of December 31, 2016.”

Compensation and Governance Committee report

The Compensation and Governance Committee has reviewed the Compensation discussion and analysis (“CD&A”) set forth above and has discussed the disclosures contained therein with key members of the Company’s management team including the Chief Executive Officer and the Chief Operating Officer. Based on our knowledge of the Company’s compensation program, we believe that the CD&A fairly and accurately discloses the practices, policies and objectives of the Company with respect to executive compensation for the year 2016. Based upon this review and discussion, we have recommended to the Company’s Board of Directors that the CD&A as presented to us be included in this proxy statement and in the Company’s Form 10-K filing with the Securities and Exchange Commission.

Date: February 24, 2017

The Compensation and Governance Committee

Mr. Steven J. Gilbert, Chair

Ms. Maryann Bruce

Mr. Francis Y. Chin

Mr. Keith D. Curry

Mr. Charles R. Rinehart

Executive compensation tables

MBIA Inc.

Summary compensation table for 2016

Name & principal position (a)	Year (b)	Salary ($) (c) (3)	Bonus ($) (d) (4)	Stock awards ($) (e) (5)	Option awards ($) (f)	Non equity incentive plan compen- sation ($) (g) (6)	Change in pension value and non-qualified deferred compen- sation earnings ($) (h) (7)	All other compen- sation ($) (i) (8)	Total compen- sation ($) (j)
Joseph W. Brown	2016	1,000,000	-	-	-	2,100,000	-	482,828	3,582,828
Chief Executive Officer	2015	1,000,000	-	-	-	1,200,000	-	492,578	2,692,578
	2014	1,000,000	5,000,000	35,584,500	-	1,395,000	-	622,834	43,602,334

Anthony McKiernan (1)	2016	500,000	-	600,000	-	650,000	-	142,500	1,892,500
Chief Financial Officer	2015	500,000	-	-	-	400,000	-	198,750	1,098,750
	2014	500,000	472,358	-	-	475,000	-	244,500	1,691,858

William C. Fallon	2016	812,500	-	750,000	-	1,072,500	-	216,875	2,851,875
Chief Operating Officer	2015	750,000	-	-	-	600,000	-	223,125	1,573,125
	2014	750,000	1,000,000	-	-	712,500	-	339,375	2,801,875

Ram D. Wertheim	2016	500,000	-	500,000	-	650,000	-	142,500	1,792,500
Chief Legal Officer and Secretary	2015	500,000	-	-	-	400,000	-	198,750	1,098,750
	2014	500,000	675,000	-	-	475,000	-	231,000	1,881,000

C. Edward Chaplin (2)	2016	750,000	750,000	750,000	-	-	-	2,463,750	4,713,750
Former Chief Financial Officer and Chief Administrative Officer	2015	750,000	-	-	-	600,000	-	223,125	1,573,125
	2014	750,000	1,000,000	-	-	712,500	-	309,000	2,771,500

1	Mr. McKiernan replaced Mr. Chaplin as Chief Financial Officer effective March 11, 2016.

2	Mr. Chaplin stepped down from his position of Chief Financial Officer and Chief Administrative Officer on March 11, 2016 and separated from the Company on January 1, 2017.

3	Mr. Fallon received a salary increase from $750,000 to $825,000 effective March 1, 2016.

4	Mr. Chaplin received a cash bonus for 2016 in the amount of $750,000 in connection with his continued employment with the Company during 2016.

5	The amounts shown represent the grant date value of restricted shares granted on March 3, 2016. The values shown are in accordance with Financial Accounting Standards Board (“FASB”) Topic Accounting Standards Codification (“ASC”) 718. For a description of the stock valuation, see Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. See the CD&A and the “Grants of plan-based awards in 2016” table for award details.

6	The amounts shown represent cash performance bonuses paid for the 2016 performance year. See the CD&A for an explanation of the 2016 bonus awards.

7	MBIA does not maintain a qualified or non-qualified defined benefit retirement plan. The Company does maintain a non-qualified defined contribution retirement plan. MBIA contributes amounts to this plan that it is precluded from contributing to the money-purchase pension and 401(k) plans because of Internal Revenue Code limitations. Assets under this plan are participant-directed and employee account balances and contributions are subject to market-based returns.

8	All other compensation for each NEO includes the following. Except for the life insurance premium paid for Mr. Brown, there were no other perquisites paid on behalf of the NEOs in 2016 that exceeded $10,000.

Name	Company contributions made to the pension and 401k retirement plans in 2016 ($)	Company contributions made to the non-qualified retirement plan in 2016 ($)	CEO term life insurance premium paid in 2016 ($)	Severance payments earned in 2016 and paid in 2017 ($)	All other compensation ($)
Joseph W. Brown	35,000	225,000	222,828	-	482,828
Anthony McKiernan	32,000	110,500	-	-	142,500
William C. Fallon	38,250	178,625	-	-	216,875
Ram D. Wertheim	35,000	107,500	-	-	142,500
C. Edward Chaplin	35,000	178,750	-	2,250,000	2,463,750

MBIA Inc.

Grants of plan-based awards in 2016

Name (a)	Grant date (b)	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares/ units (#) (i)(3)	All other option awards: number of securities underlying options (#) (j)	Exercise or base price of option awards ($/ share) (k)	Grant date fair value of stock and option awards ($) (l)(4)
		Thresh- old ($) (c)	Target ($) (d) (1)	Maximum ($) (e) (2)	Thresh- old (#) (f)	Target (#) (g)	Maximum (#) (h)
Joseph W. Brown	-	0	1,500,000	3,000,000	-	-	-	-	-	-	-
Anthony McKiernan	-	0	500,000	1,125,000	-	-	-	-	-	-	-
	Mar 3, 2016	-	-	-	-	-	-	71,091	-	-	600,000
William C. Fallon	-	0	825,000	1,856,250	-	-	-	-	-	-	-
	Mar 3, 2016	-	-	-	-	-	-	88,863	-	-	750,000
Ram D. Wertheim	-	0	500,000	1,125,000	-	-	-	-	-	-	-
	Mar 3, 2016	-	-	-	-	-	-	59,242	-	-	500,000
C. Edward Chaplin (5)	Mar 3, 2016	-	-	-	-	-	-	88,863	-	-	750,000

1	The amounts shown represent the 2016 cash performance bonus target opportunity for each of the NEOs, and do not reflect the actual payment of any bonus to the NEOs for 2016. The actual bonuses paid for 2016 are reflected in the “Summary compensation table for 2016” under column (g).

2	The amounts shown represent 2016 cash performance bonus maximum opportunity for each of the NEOs as determined by the achievement of Company objectives set forth at the beginning of the year and individual performance. For Mr. Brown the maximum bonus is $3.0 million. For the other NEOs the maximum reflects a bonus opportunity ranging from 0% up to 225% of target.

3	On March 3, 2016, the Board approved individual restricted stock awards under the MBIA Inc. 2005 Omnibus Incentive Plan for Messrs. McKiernan, Fallon, Wertheim and Chaplin. The number of shares shown for such NEOs will vest over a five year period with one-third of the award vesting on each of the third, fourth and fifth anniversaries of the grant date and are subject to continued employment (subject to certain exceptions).

4	See footnote #5 under the “Summary compensation table for 2016” for an explanation of the amounts shown.

5	Mr. Chaplin did not participate in the Company’s annual incentive compensation program in light of his pending termination from the Company. Mr. Chaplin received a 2016 cash bonus in the amount of $750,000 in accordance with his separation agreement and as shown in the “Summary compensation table for 2016” under column (d) and as described in the “Potential payments upon termination or change in control”.

MBIA Inc.

Outstanding equity awards as of December 31, 2016

	Option awards					Stock awards
Name (a)	Number of securities underlying unexercised options exercisable (#) (b)	Number of securities underlying unexercised options unexercisable (#) (c)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)		Market value of shares or units of stock that have not vested ($) (h) (1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Joseph W. Brown	-	-	-	-	-	-		-	-	-
	-	-	-	-	-	-		-	1,500,000(2)	0
Anthony McKiernan	-	-	-	-	-	97,752(3)		1,045,946	-	-
	-	-	-	-	-	71,091(4)		760,674	-	-
	-	-	-	-	-	-		-	100,000(5)	0
William C. Fallon	-	-	-	-	-	88,863(4)		950,834	-	-
	-	-	-	-	-	-		-	150,000(5)	0
Ram D. Wertheim	-	-	-	-	-	59,242(4)		633,889	-	-
	-	-	-	-	-	-		-	100,000(5)	0
C. Edward Chaplin	-	-	-	-	-	88,863	(4)	950,834	-	-

1	The amounts shown represent time-based restricted stock and are equal to the number of shares awarded multiplied by $10.70 per share, the closing market value of the shares on December 31, 2016.

2	The performance-based restricted stock shown represents the remaining 50% of the restricted stock awarded to Mr. Brown on March 17, 2014. While the table above reflects 1,500,000 shares outstanding as of December 31, 2016, Mr. Brown forfeited 750,000 of such performance-based shares on January 2, 2017. The grant provided for the forfeiture of such performance-based restricted stock if the Company’s average closing share price over 60 trading days prior to the January 2 vesting date did not exceed the performance threshold of $10.00. Since the average closing share price over such period was $9.30, the shares were forfeited,

To the extent not previously forfeited, the remaining 750,000 shares will vest (i) on the earlier to occur of (x) January 2, 2018, and (y) a change in control of the Company in which the Company’s shares of common stock cease to be listed, or eligible for sale, on a national securities exchange or national market system (the “Second Performance Vesting Date”), but (ii) only to the extent that the “market value appreciation” performance criteria are satisfied as of the Second Performance Vesting Date as described below, and (iii) provided that Mr. Brown is employed by the Company on such date or has had a “qualifying termination” on or before such date.

The “market value appreciation” will be deemed satisfied in full if the average closing price of our stock over 60 trading days prior to the applicable vesting date exceeds $25 per share. If such 60-day average closing price is between $10 and $25 per share, the percentage of shares that will become vested will be determined by linear interpolation. The “market value appreciation” will also be deemed satisfied in full if any time after the grant date and on or before the relevant vesting date the market value per share of our stock is at least $25 per share for a period of 20 consecutive trading days.

The market value for these shares shown under column (j) reflects no value because the “market value appreciation” threshold of $10.00 was not met. The average closing price of our stock over 60 trading days prior to December 31, 2016 was $9.30.

A “qualifying termination” means a termination of Mr. Brown’s employment (a) due to his death or disability, (b) by the Company without cause, (c) by Mr. Brown for good reason (constructive termination), (d) due to his voluntary termination after June 30, 2016 upon at least six months’ prior notice given after June 30, 2016, or (e) with the approval of the Board.

3	The restricted stock shown was granted on March 2, 2012 and fully vested on March 2, 2017.

4	The restricted stock shown was granted on March 3, 2016 and will vest in equal installments on the third, fourth and fifth anniversary of the date of grant; and such shares are subject to continued employment (subject to certain exceptions).

5	The performance-based restricted stock shown represents the remaining 25% of the restricted stock awards granted on December 21, 2012 to the NEOs. To the extent not previously forfeited, such shares will vest on a pro-rata basis on the earlier to occur of December 31, 2017 or the date of a change in control of the Company in which the Company’s shares of common stock cease to be publicly traded, if the applicable executive remains employed through the vesting date (or he has a “qualifying termination” before such date), and to the extent that the “market value appreciation” criteria for these shares is satisfied as of the vesting date.

The “market value appreciation” will be deemed satisfied in full if the average closing price of our stock over 60 trading days prior to the applicable vesting date exceeds $25 per share. If such 60-day average closing price is between $10 and $25 per share, the percentage of shares that will become vested will be determined by linear interpolation. The “market value appreciation” will also be deemed satisfied in full if any time after the grant date and on or before the relevant vesting date the market value per share of our stock is at least $25 per share for a period of 20 consecutive trading days.

The market value for these shares shown under column (j) reflects no value because the “market value appreciation” threshold of $10.00 was not met. The average closing price of our stock over 60 trading days prior to December 31, 2016 was $9.30. A “qualifying termination” means a termination of an executive’s employment (a) due to his death or disability, (b) by the Company without cause, (c) due to his retirement after December 31, 2015 on at least six months’ prior notice, or (d) with the approval of the Board.

In connection with the restricted shares granted in December 2012 to each of the NEOs, on December 31, 2016, Messrs. McKiernan, Fallon and Wertheim forfeited 100,000,150,000 and 100,000 shares of performance-based restricted stock, respectively. The grant provided for the forfeiture of such performance-based restricted stock if the Company’s average closing share price over 60 trading days prior to the December 31 vesting date did not exceed the performance threshold of $10.00. Since the average closing share price over such period was $9.30, the shares were forfeited.

MBIA Inc.

Option exercises and stock vested in 2016

	Option awards		Stock awards
Name (a)	Number of shares acquired on exercise (#) (b)	Value realized on exercise ($) (c) (1)	Number of shares acquired on vesting (#) (d)	Value realized on vesting ($) (e) (2)
Joseph W. Brown	-	-	750,000	8,025,000
Anthony McKiernan	200,000	1,053,500	33,500	290,445
William C. Fallon	600,000	1,900,000	-	-
Ram D. Wertheim	450,000	1,726,500	-	-
C. Edward Chaplin	600,000	1,773,500	-	-

1	The value realized on exercise is calculated as the number of shares acquired upon exercise, multiplied by the difference between the per share market closing price on the date of exercise, less the option exercise price paid. The values do not include the payment of an exercise price or the payment of taxes by the NEOs.

2	The value realized upon vesting is equal to the number of shares vested multiplied by the per share market closing price on the date of vesting. The values do not include the payment of taxes by the NEOs.

MBIA Inc.

Non-qualified deferred compensation in 2016

Name (a)	Executive contributions in 2016 ($) (b) (1)	Company contributions in 2016 ($) (c) (1)	Earnings (Losses) in 2016 ($) (d) (2)	Withdrawals/ distributions in 2016 ($) (e) (3)	Balance as of 12/31/16 ($) (f)
Joseph W. Brown	92,000	225,000	1,230,451	366,871	3,684,668
Anthony McKiernan	142,000	110,500	313,129	-	2,261,713
William C. Fallon	123,250	178,625	826,508	-	3,966,290
Ram D. Wertheim	27,000	107,500	182,240	-	1,299,526
C. Edward Chaplin	147,000	178,750	531,120	-	3,373,166

1	MBIA maintains a non-qualified defined contribution retirement plan. Under this plan, MBIA contributes amounts that it is precluded from contributing to the money-purchase pension and 401(k) plans because of Internal Revenue Code limitations. The amounts contributed include both Company and NEO contributions. The money-purchase pension contribution is subject to a compensation cap of $1.5 million. NEOs become fully vested in Company contributions on the fifth year of participation in the plan. The NEO contribution amounts are included in the salary and performance bonus as reported in the “Summary compensation table for 2016” under columns (c) and (g) respectively. The Company contribution amounts are included in all other compensation as reported in the “Summary compensation table for 2016” under column (i).

2	Assets under this plan are participant-directed and employee account balances and contributions are subject to market-based returns. Plan participants may self-direct their investments among multiple investment options that generally mirror the 401(k) plan, including the MBIA Inc. Common Stock Fund. The earnings (losses) shown represent the change in market value in 2016, including any dividends and interest earned, which was reduced by any transaction fees incurred during the year.

3	Distributions may occur following termination of employment in accordance with the requirements of Section 409A of the Internal Revenue Code. Such distributions may be received as a lump sum payment or in annual installments up to 10 years. For Mr. Brown, in connection with his retirement in 2007, the amount shown represents an installment distribution on amounts deferred prior to his retirement.

Potential payments upon termination or change in control as of December 31, 2016

The Company’s compensation and benefit plans provide certain compensation payments and benefits under various termination events. The following summaries describe potential compensation and benefits payable to the NEOs upon termination of employment under the following events: (a) involuntary (not for cause) or constructive termination following a change in control, (b) retirement, (c) involuntary (not for cause) termination without a change in control, (d) voluntary termination, and (e) death or disability.

In general, employees participating in the compensation and benefit plans are treated similarly with respect to the various termination scenarios. Differences may apply where NEOs are covered under individual agreements (e.g., change in control agreements). Following the narrative are tables with estimated dollar values associated with these payments and benefits for each NEO.

(a) Involuntary (not for cause) or constructive termination following a change in control. On November 8, 2006, the Company adopted the Key Employee Employment Protection Plan (the “KEEP Plan”), which superseded any existing employment protection agreements. Its purpose is to assure the Company of the services of key executives during a change in control of the Company, and to provide these executives with financial assurances so they can focus on their responsibilities without distraction and can exercise their judgment without bias due to personal circumstances. The KEEP Plan covers Messrs. Fallon and Wertheim as of December 31, 2016. Mr. Wertheim agreed to forgo coverage under the KEEP Plan under the Separation Agreement he signed with the Company in connection with his expected separation from the Company. The Company does not intend to cover any other executives under the KEEP Plan in the future.

On February 27, 2007, the Company adopted an amendment to the KEEP Plan. A copy of the amended KEEP Plan and a form of an individual agreement has been filed as Exhibit 10.80 and Exhibit 10.81, respectively, to the Company’s Form 10-K filed on March 1, 2007. The Company adopted another amendment on February 22, 2010 to the KEEP Plan. A copy of this amendment has been filed as Exhibit 10.13 to the Form 10-K filed on March 1, 2010.

The KEEP Plan provides that the Company will continue to employ each NEO for a period of 24 months from the effective date of the change in control. The position, title, authority and responsibilities as well as salary, bonus and other elements of compensation and benefits for each NEO are to be maintained at levels equal to or commensurate with levels existing prior to the change in control. Compensation payable and benefits under the KEEP Plan are triggered by a change in control of the Company followed by an involuntary termination by the Company (not for cause) or a voluntary termination for good cause (constructive termination). These terminations are each referred to as a “qualifying termination.”

In the event of a qualifying termination during the 24-month effective period, each NEO will receive a lump sum severance payment equal to two times the sum of his or her annual base salary and the average of the annual bonuses paid to the NEO for the prior two years. The severance payment will also include a pro-rated annual bonus for the year of termination equal to the average of the annual bonuses paid to the NEO for the prior two years.

The KEEP Plan provides that in the event of a qualifying termination, stock options held by an NEO will become fully exercisable and the NEO may exercise such options until the earlier to occur of the expiration date of the option or the fifth anniversary of the qualifying termination. Time-based restricted stock will become fully vested. The vesting of performance shares shall be administered in accordance with the terms of the applicable award agreement.

Under the KEEP Plan, each NEO who incurs a qualifying termination will also receive continued health and group life insurance coverage for a period of 24 months following the date of the qualifying termination and a credit to the Company’s non-qualified retirement plan in an amount equal to the amount that otherwise would have been contributed on his or her behalf under the Company’s money-purchase pension plan had his or her employment continued for another 24 months. In addition, all unvested retirement account balances will become fully vested.

To the extent that any payments are subject to an excise tax, a tax gross-up payment would only be made to an executive who was covered under the KEEP Plan as of February 22, 2010. The Company will not provide a tax gross-up payment to any new or current employees who may become covered under the KEEP Plan after February 22, 2010. To the extent a tax gross-up payment is required to be made under the KEEP Plan, such payment will be made only if the total payments exceed the IRS excise tax safe harbor limit by at least 10%. If such total payments are less than 10% over the safe harbor limit, KEEP Plan payments to the covered executive will be reduced to the extent necessary to eliminate any excise tax. In the event of a qualifying termination as of December 31, 2016, the KEEP Plan payments would not require an excise tax gross-up. As a condition to the receipt of benefits, the KEEP Plan requires that a covered executive agree to be bound by a non-competition and non-solicitation clause and a non-disparagement clause. A violation of any of these clauses will result in a loss of future severance benefits and possible forfeiture to the Company of any severance already paid.

(b) Retirement. On November 8, 2006, the Company adopted voluntary retirement benefits which provide certain benefits to the Company’s employees, including the NEOs, upon retirement (the “Retirement Program”). To be eligible for the retirement benefits as described below an NEO must (i) be at least 55 years old, (ii) have at least five years of service and

(iii) give at least a six-month advance notice of retirement. The Compensation Committee may waive any of the eligibility conditions or amend any of the provisions of the Retirement Program. In January 2008, the Company adopted changes to the Retirement Program to comply with the final IRS Section 409A regulations. In January 2016 the Company adopted an amendment to the Retirement Program with respect to the year-end performance bonus.

Following is a summary of the compensation payments and benefits upon a retirement from the Company. Mr. Brown is not eligible to participate in the Company’s Retirement Program.

Base salary. No salary continuation beyond the retirement date.

Year-end performance bonus. The performance bonus for the year of retirement will be equivalent to the retiree’s target bonus and prorated based on number of months of service in the year of retirement, provided that the retirement date is prior to December 31. If the retirement date is December 31, the retiree’s target bonus will be adjusted for company performance and paid at the same time employee bonuses are paid.

Restricted stock. Time-based restricted stock will immediately vest on the retirement date. Performance-based restricted stock will continue to vest beyond the retirement date in accordance with the original vesting terms and the award at vesting will be subject to actual performance for the relevant performance period.

Stock options. Time-based unvested stock options will continue to vest beyond the retirement date in accordance with the original vesting terms. Vested stock options may be exercised until the earlier of four years from the retirement date or the expiration of the option.

Cash award in the year of retirement. In the event that the Company does not grant to the NEO a year-end LTI award for the last performance year following an advance notification of retirement, a partial cash payment may be awarded in lieu of the LTI award that would otherwise have been awarded to the NEO.

Restrictive covenants. The continued vesting of any outstanding long-term equity awards will require the NEO to consent to three-year non-compete, non-solicitation and non-disparagement provisions. In the event of a breach of the restrictive covenants, an NEO could be subject to the forfeiture of any compensation not already paid and future compensation to be received under the Retirement Program.

Healthcare benefits. The NEO can continue medical and dental benefits under the Company’s healthcare program until age 65 and in some cases after age 65 with the NEO assuming the full premium costs. The NEO can convert standard group life insurance to an individual policy.

Retirement plans. Vested account balances under the 401(k), money-purchase pension and non-qualified plans remain available and unvested balances are forfeited.

Accrued and unused vacation. Accrued and unused vacation time as of the retirement date will be paid at retirement.

(c) Involuntary (not for cause) termination without change in control. Upon an involuntary termination not for cause there are no cash payment obligations. Any cash payment will be paid at the discretion of the Board. In connection with the restricted stock awards granted to Messrs. McKiernan, Fallon and Wertheim in December 2012 and Mr. Brown’s restricted stock award granted in March 2014, performance-based shares will vest to the extent that the “market value appreciation” criteria are satisfied. For all other equity awards the vesting treatment is at the discretion of the Board. The values represented in the termination tables assume unvested options and restricted stock are forfeited. Vested account balances under the 401(k), money-purchase pension and non-qualified plans remain available and unvested balances are forfeited.

(d) Voluntary termination. Upon the voluntary termination or resignation of an NEO, there are no cash payment obligations. Vested stock options may be exercised for a period up to 90 days and unvested options are forfeited. All other equity is forfeited.

(e) Death or total disability. Upon the death or total disability of an NEO, there are no cash payment obligations. There is immediate vesting of time-based restricted stock and stock options with one year to exercise. Performance-based shares will vest to the extent that the “market value appreciation” criteria are satisfied. All unvested retirement account balances will become fully vested. In connection with Mr. Brown’s $25 million life insurance policy, the death benefit becomes payable upon death.

Tables showing potential post termination payments. The following tables show the estimated value of the compensation and benefits that would become payable as a result of the different termination events described above for each of the NEOs, except for Mr. Chaplin. The values have been estimated as if the termination event occurred on December 31, 2016 and assumes the closing market value of the Company’s shares on that date which was $10.70. For the performance-based restricted stock, the tables reflect no value. The grant provides for the forfeiture of such shares if the Company’s average closing share price over 60 trading days prior to the vesting date does not exceed the performance threshold of $10.00. Since the average closing share price over the preceding 60 trading days as of December 31 was $9.30, the performance threshold was not met. For Mr. Chaplin, actual payments in connection with his termination from the Company are described after the tables.

Following are notes to explain some of the values shown in the tables below.

(1)	Under “Termination following a change in control”, compensation and benefit values reflect the provisions as described under the KEEP Plan for Messrs. Fallon and Wertheim. Messrs. Brown and McKiernan are not KEEP participants and their compensation values reflect the terms of their respective stock awards. In addition, the values for performance-based and time-based restricted stock reflect the amount the NEO would have been entitled to receive in respect of such equity awards had a change in control occurred on December 31, 2016, whether or not the executive experienced a termination of employment on December 31, 2016.

(2)	Under “Voluntary termination or retirement”, Messrs. Fallon and Wertheim are retirement-eligible under the Company’s Retirement Program as of December 31, 2016 and the amounts shown reflect the compensation and benefits as described under “Retirement”. For the other NEOs the amounts reflect a voluntary termination.

(3)	Under “Involuntary (not for cause) termination”, any cash severance and cash bonus will be paid at the discretion of the Board.

(4)	Death or total disability amounts reflect the compensation and benefit treatments as described under “Death or total disability” above.

Joseph W. Brown

Payment or benefit upon termination	Termination following a change in control ($) (1)	Voluntary termination or Retirement ($) (2)	Involuntary termination ($) (3)	Death or total disability payments ($) (4)
Cash Severance	0	0	0	0
Cash Bonus	0	0	0	0
Time-based Restricted Stock	0	0	0	0
Performance-based Restricted Stock	0	0	0	0
Retirement Benefits	0	0	0	0
Healthcare Benefits	0	0	0	(5)
Total	0	0	0	0(5)

(5)	In 2013, the Company purchased a $25 million term life insurance policy for Mr. Brown. The Company agreed to pay the annual premiums for the policy so long as Mr. Brown is an employee of the Company. The annual premium will be treated as imputed income of Mr. Brown without any gross up.

Anthony McKiernan

Payment or benefit upon termination	Termination following a change in control ($) (1)	Voluntary termination or Retirement ($) (2)	Involuntary termination ($) (3)	Death or total disability payments ($) (4)
Cash Severance	0	0	0	0
Cash Bonus	0	0	0	0
Time-based Restricted Stock	1,806,620	0	0	1,806,620
Performance-based Restricted Stock	0	0	0	0
Retirement Benefits	0	0	0	0
Healthcare Benefits	0	0	0	0
Total	1,806,620	0	0	1,806,620

William C. Fallon

Payment or benefit upon termination	Termination following a change in control ($) (1)	Voluntary termination or Retirement ($) (2)	Involuntary termination ($) (3)	Death or total disability payments ($) (4)
Cash Severance	2,962,500	0	0	0
Cash Bonus	656,250	1,072,500	0	0
Time-based Restricted Stock	950,834	950,834	0	950,834
Performance-based Restricted Stock	0	0	0	0
Retirement Benefits	282,500	0	0	0
Healthcare Benefits	80,789	0	0	0
Total	4,932,873	2,023,334	0	950,834

Ram D. Wertheim

Payment or benefit upon termination	Termination following a change in control ($) (1)	Voluntary termination or Retirement ($) (2)	Involuntary termination ($) (3)	Death or total disability payments ($) (4)
Cash Severance	1,875,000	0	0	0
Cash Bonus	437,500	650,000	0	0
Time-based Restricted Stock	633,889	633,889	0	633,889
Performance-based Restricted Stock	0	0	0	0
Retirement Benefits	180,000	0	0	0
Healthcare Benefits	46,932	0	0	0
Total	3,173,321	1,283,889	0	633,889

Mr. Chaplin. As described in the Form 8-K filed by the Company on January 22, 2016, Mr. Chaplin separated from the Company effective January 1, 2017. In connection with his termination, the Company entered into a Separation Agreement with Mr. Chaplin (the “Separation Agreement”). Under the Separation Agreement, for 2016, Mr. Chaplin was paid his base salary of $750,000, a cash bonus of $750,000, which was his target award for 2016 and in lieu of the long term incentive (“LTI”) restricted stock award for the year, a cash payment of $750,000. In addition, Mr. Chaplin received a one-time severance payment of $1.5 million in exchange for his agreement to forfeit the outstanding performance-based restricted stock awarded to him as part of the cash retention and restricted stock award made to him on December 21, 2012 and to comply with the non-compete covenant that is part of the Separation Agreement. In addition, on April 2, 2018, Mr. Chaplin will receive a payment of $75,000 in lieu of the contribution the Company would have made to Mr. Chaplin’s non-qualified deferred compensation retirement account in respect of the 2016 bonus that was paid to him in 2017. The Separation Agreement contains certain customary covenants regarding non-competition with the Company’s financial guarantee business for a period of two years, confidentiality, a two year non-solicitation of Company employees and a non-disparagement covenant.

Compensation plan risk assessment

Our Compensation Committee also assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the Compensation Committee concluded that the Company’s compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company.

In its assessment, the Compensation Committee considered whether the performance measures used to measure and determine Company performance as well as the attributes of the Company’s compensation policies and practices mitigate incentives to take undue risks while providing adequate incentives to build long-term shareholder value.

The performance measures considered by the Compensation Committee in its risk assessment include the following:

•	the use of Adjusted Pre-tax Income (“APTI”) to measure consolidated financial performance for 2016, which reflects both loss development and expenses;

•	the use of Operating Income and the change to the formula for determining Adjusted Book Value (“ABV”);

•

while Operating Income and ABV do not reflect the financial performance of MBIA Corp., since the Company does not expect the financial performance of MBIA Corp. to have a material effect on shareholder value, the Company’s consolidated performance scorecard used to assess performance for the Company as a whole (the “Consolidated Performance Scorecard”) does reflect an overall performance score for MBIA Corp., which is designed to ensure that appropriate incentives exist for the effective management of MBIA Corp. for the benefit of its policyholders and creditors and which includes both quantitative measures based on MBIA Corp.’s statutory capital, APTI and liquidity as well as measures related to the effectiveness of remediation activities related to MBIA Corp.’s insured portfolio;

•

each of MBIA Inc., National, MBIA Corp. and MBIA UK Insurance Limited has a separate performance scorecard and score that measures relevant performance metrics for such entity, each of which is reflected in the Company’s Consolidated Performance Scorecard;

•

the effectiveness of remediation activities is measured based on two components, the subjective assessment of the quality of remediation efforts and a comparison of actual incurred losses in the performance year with the expected losses used in the operating plan for the year;

•	the management of capital and liquidity to ensure that the Company has sufficient resources to pay all of its expected obligations and claims; and

•	the recruitment and retention of critical and talented employees.

The attributes of the Company’s compensation policies and practices considered by the Compensation Committee in its risk assessment include the following:

•	individual and corporate performance are measured using multiple and balanced performance metrics;

•	the Company’s performance objectives balance both quantitative and qualitative performance objectives thereby reducing the incentive to take undue risks to meet specific metric goals;

•	senior management compensation includes annual deferred long-term equity grants that align executive and shareholder interests over longer time periods;

•	compensation is based on a sliding scale with no minimum and reasonable maximum payouts;

•	bonuses are generally not guaranteed, except in unique circumstances;

•	the Company’s compensation policies and practices do not provide for inappropriate severance;

•	the Compensation Committee compares the Company’s senior management compensation to that at other companies with relevant business and senior management compensation profiles;

•	there is an appropriate mix of base pay and incentive compensation consistent with employee responsibilities;

•	the Company has stock ownership and holding guidelines for its NEOs;

•	there is a formal clawback/recoupment policy applicable to both cash and equity compensation of senior executives;

•	there are no specific elements of compensation that encourage excessive risk taking or that create unacceptable risks; and

•

the Compensation Committee and the Board oversee and monitor performance goals, Company performance, award payouts, business goals, risk tolerances and documentation of all plans and processes to ensure that the Company’s compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company.

Principal accountant fees and services

The Company paid PwC a total of $4,198,000 and $4,477,000 respectively, for professional services rendered for the years ended December 31, 2016 and 2015, broken down as follows (in thousands):

	2016	2015
Audit	$3,893	$4,155
Audit Related	$136	$157
Tax	$169	$67
All Other	$-	$98
Total	$4,198	$4,477

Audit fees were for professional services rendered in connection with the audits of the consolidated financial statements of the Company, statutory and subsidiary audits, consultations concerning financial accounting and reporting standards and assistance with the review of documents filed with the SEC.

Audit Related fees were for assurance and related services performed for the loss reserve certification and assistance with regulatory filings.

Tax fees were for professional services rendered in connection with general tax advice related to the sale of MBIA UK Insurance Ltd. and income tax consulting matters.

All Other fees for 2015 were related to assistance with a Solvency II project and assistance in exploring strategic options for an international branch.

One hundred percent of all the above fees for the year ended December 31, 2016 and 2015 were approved by the Audit Committee.

PwC did not provide the Company with any information technology services relating to financial systems design or implementation for 2016 or 2015.

Pursuant to its charter, the Audit Committee has responsibility for the pre-approval of all audit and permitted non-audit services to be performed for the Company by the independent auditors. The Audit Committee has adopted a policy for the approval of non-audit related services. At the beginning of the year, the Audit Committee reviews and approves any proposed audit and non-audit related services for the year and the associated costs. The Audit Committee also reviews at its meetings other audit and non-audit services proposed to be provided by the independent auditors. The Audit Committee has delegated to the Chair the authority to grant pre-approvals, when less than $50,000, if the Chair deems it necessary or appropriate to consider a pre-approval request without a meeting of the full Committee. Pre-approvals by the Chair are reviewed with the Audit Committee at its next regularly scheduled meeting.

In considering the pre-approval of proposed audit or non-audit services by the independent auditors, management reviews with the Audit Committee a description of, and the budget for, the proposed service and the reasons that the independent auditors are being requested to provide the services, including any possible impact on the independence of the independent auditors. Additional Committee approval is required if the pre-approved services exceed the pre-approved budgeted amount for the services.

Security ownership of certain beneficial owners

The table below contains certain information about the only beneficial owners known to the Company as of March 9, 2017 of more than 5% of the outstanding shares of the Company’s common stock.

Name and address of beneficial owner	Shares of common stock beneficially owned	Percent (%) of class (6)
Bank of America Corporation (1) 100 North Tryon Street Charlotte, North Carolina 28255	10,029,100	6.93%
BlackRock Inc. (2) 55 East 52nd Street New York, NY 10055	8,878,317	6.59%
Dimensional Fund Advisors LP (3) Building One 6300 Bee Cave Road Austin, Texas, 78746	11,464,390	8.50%
The London Company (4) 1800 Bayberry Court, Suite 301 Richmond, Virginia 23226	10,106,327	8.24%
The Vanguard Group, Inc.(5) 100 Vanguard Blvd. Malvern, PA 19355	9,931,655	7.37%

1	This information as to the beneficial ownership of shares of common stock is based on the Schedule 13G/A filed by Bank of America Corporation (“Bank of America”), on behalf of itself and its wholly owned subsidiaries, Bank of America, N.A., Blue Ridge Investments, L.L.C. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, with the SEC on February 14, 2017. Such filing indicates that Bank of America has shared voting power with respect to 10,015,182 of such shares and shared dispositive power with respect to 10,029,001 of such shares. On May 6, 2013, MBIA Inc. issued Blue Ridge Investments, L.L.C., a subsidiary of Bank of America, a warrant to purchase 9,942,458 million shares of MBIA Inc. common stock, which are included in the shares of common stock beneficially owned in the table.

2	This information as to the beneficial ownership of shares of common stock is based on the Schedule 13G filed by BlackRock Inc. (“BlackRock”) with the SEC on January 30, 2017. Such filing indicates that BlackRock has sole voting power with respect to 8,563,880 of such shares and sole dispositive power with respect to all of such shares.

3	This information as to the beneficial ownership of shares of common stock is based on the Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 9, 2017. Such filing indicates that Dimensional has sole voting power with respect to 11,141,374 of such shares and sole dispositive power with respect to all of such shares.

4	This information as to the beneficial ownership of shares of common stock is based on the Schedule 13G/A filed by The London Company with the SEC on February 14, 2017. Such filing indicates that The London Company has sole voting and dispositive power with respect to 7,499,370 of such shares and shared dispositive power with respect to 2,606,957 of such shares.

5	This information as to the beneficial ownership of shares of common stock is based on the Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 10, 2017. Such filing indicates that Vanguard has sole voting power with respect to 155,366 of such shares, shared voting power with respect to 20,094 of such shares, sole dispositive power with respect to 9,763,198 of such shares and shared dispositive power with respect to 168,457 of such shares.

6	Based on 134,822,054 shares outstanding as of March 9, 2017. For purposes of calculating the percentage of outstanding shares beneficially owned by Bank of America, the number of shares outstanding with respect to Bank of America was divided by the sum of the total shares outstanding of the Company as of March 9, 2017 and the total number of shares subject to warrants held by Blue Ridge Investments, L.L.C., as described in footnote 1 above.

Security ownership of Directors and Executive Officers

The following table sets forth, as of March 9, 2017, the beneficial ownership of shares of common stock of each Director, each NEO, and all Directors and Executive Officers of the Company, as a group.

Name	Shares of common stock beneficially owned	Shares acquirable upon exercise of options (3)	Total shares beneficially owned	Percent (%) of class (4)
Directors
Joseph W. Brown (1)	2,349,634	0	2,349,634	1.74%
Maryann Bruce (2)	57,474	0	57,474	*
Francis Y. Chin (2)	15,670	0	15,670	*
Keith D. Curry (2)	40,123	0	40,123	*
Steven J. Gilbert (2)	69,952	0	69,952	*
Charles R. Rinehart (2)	160,471	0	160,471	*
Lois A. Scott (2)	26,887	0	26,887	*
Theodore Shasta (2)	89,696	0	89,696	*
Richard C. Vaughan (2)	88,552	0	88,552	*
Named Executive Officers (excluding Mr. Brown) (1)
Anthony McKiernan	564,888	0	564,888	*
William C. Fallon	1,069,646	0	1,069,646	*
Ram D. Wertheim	415,357	0	415,357	*
C. Edward Chaplin	596,291	0	596,291	*
All Directors and Executive Officers as a group (13 persons)	5,544,641	0	5,544,641	4.11%

*	Less than one percent.

1	Includes shares held by the Executive Officers under the Company’s exempt 401(k) plan and non-qualified defined contribution retirement plan and restricted shares awarded to certain Executive Officers.

2	Includes (i) common stock equivalent deferral units held under the MBIA Inc. 2005 Non-employee Director Deferred Compensation Plan, and/or (ii) restricted stock awarded under the Omnibus Plan. See “Directors’ restricted stock grants” under “Independent Directors’ compensation.”

3	Shows the number of shares that were exercisable as of March 9, 2017 or become exercisable within 60 days after March 9, 2017 under the Company’s stock option program.

4	Based on 134,822,054 shares outstanding as of March 9, 2017. For purposes of calculating the percentage of outstanding shares beneficially owned by any person or group identified in the table above, the number of shares outstanding with respect to each person or group was deemed to be the sum of the total shares outstanding as of March 9, 2017 and the total number of shares subject to options held by such person or group that were exercisable as of March 9, 2017 or become exercisable within 60 days after March 9, 2017. The percentage of shares of common stock beneficially owned by all Directors and Executive Officers as a group is 4.11%. Each Director and Executive Officer individually owns less than 1% of the shares of common stock outstanding, except for Mr. Brown who owns 1.74%.

Section 16(a) beneficial ownership reporting compliance

Ownership of, and transactions in, the Company’s common stock by Executive Officers and Directors of the Company are required to be reported to the SEC in accordance with Section 16 of the Securities Exchange Act of 1934. To the best of the Company’s knowledge, such required filings were made on a timely basis during 2016.

Certain relationships and related transactions

To the best of the Company’s knowledge, other than election to office, no person who has been a Director or Executive Officer of the Company at any time since the beginning of 2016, no nominees to the Board of Directors nor any associate of the foregoing persons has any substantial interest, direct or indirect, by security holdings or otherwise, in any of the matters to be acted upon at the 2017 Annual Meeting of Shareholders.

Transactions with “related persons” (as defined in Item 404(a) of Regulation S-K) are monitored by management, the Audit Committee and the Board of Directors, and all Directors and Executive Officers of the Company complete a questionnaire at the beginning of each year, in which they are asked to disclose family relationships and relationships with other related persons. Before approving a transaction with a related person, the Board of Directors would take into account all relevant factors that it deems appropriate, including fairness to the Company and the extent of the related person’s interest in the transaction. The policies and procedures surrounding the review, approval or ratification of transactions with related persons are not in writing given that the Company does not typically enter into such transactions. Nevertheless, such review, approval and ratification of transactions with related persons would be documented in the minutes of the meetings of the Board of Directors. There were no transactions with related persons since the beginning of the 2016 fiscal year where the policies and procedures described above did not require review, approval or ratification of the transaction or where such policies and procedures were not followed.

Proposals for shareholder approval recommended by the Board

Proposal 1: Election of Directors

All of MBIA’s Directors are elected at each annual shareholders’ meeting for a one-year term. Shareholders will elect ten Directors at the 2017 Annual Meeting to serve a term expiring at the 2018 Annual Meeting.

Following is information about each nominee, including biographical data for at least the last five years, and the reasons why each has been nominated for election to the Board. Should one or more of these nominees become unavailable to accept the nomination or election as Director (an event not now anticipated), all proxies received will be voted for such other persons as the Board may recommend, unless the Board reduces the number of Directors.

Joseph W. Brown

Biographical data:

Mr. Brown is the Chief Executive Officer of the Company. He rejoined the Company in February 2008 as Chairman and Chief Executive Officer and served as Chairman until May 7, 2009. He became Executive Chairman on May 6, 2004 and retired from that position on May 3, 2007. Until May 2004, he had served as Chairman and Chief Executive Officer. He originally joined the Company as Chief Executive Officer in January 1999, having been a Director since 1986 and became Chairman in May 1999. Prior to joining the Company, Mr. Brown was Chairman of the Board of Talegen Holdings, Inc. from 1992 through 1998. Prior to joining Talegen, Mr. Brown had been with Fireman’s Fund Insurance Company as President and Chief Executive Officer. Mr. Brown is also a Director of Global Indemnity plc. Age 68.

Reasons for Mr. Brown’s nomination:

Mr. Brown has been nominated to serve as a Director of the Company due to his extensive experience with the Company in the roles as Chairman, CEO and as a Director dating back to 1986, his expertise in the insurance and financial guarantee industries and his long history of board service and leadership in several industry-leading companies.

Maryann Bruce

Biographical data:

Ms. Bruce was elected to the Board of Directors in June 2012. Since October 2007, Ms. Bruce has been President of Turnberry Advisory Group, a private financial services company, where she advises clients on strategic business issues. From December 2008 to July 2010, she was President of Aquila Distributors, Inc., a subsidiary of Aquila Investment Management LLC, a boutique asset manager. Prior to that, from September 1999 to June 2007, she was President of Evergreen Investments Services, Inc., an Investment management business and subsidiary of Wachovia. She is an Independent Trustee for the PNC Funds and PNC Advantage Funds, a Founder, Director and Executive Committee member of the Carolina’s Chapter of the National Association of Corporate Directors, a Foundation Board Member, Treasurer and Investment Committee Chair of The Committee of 200, and an Advisory Board Member of Duke University Libraries. Within the past five years, Ms. Bruce also served as an Independent Director and Compensation Committee Chair of Atlanta Life Financial Group and as an Independent Trustee of Allianz Funds. Age 56.

Reasons for Ms. Bruce’s nomination:

Ms. Bruce has been nominated to serve as a Director of the Company due to her 30 years of executive leadership and board-level experience in the financial services industry, as well as her experience in governance, strategy, asset management and risk management.

Francis Y. Chin

Biographical data:

Mr. Chin was elected to the Company’s Board of Directors in August 2016 in accordance with the Board’s power under the Company’s by-laws to fill interim vacancies. Since September 2015, Mr. Chin has been a Managing Director and Co-Founder of American Public Infrastructure, LLC, where he advises clients on infrastructure projects. From May of 1993 until August 2015, Mr. Chin held several positions at Citigroup, including Chairman of the Public Finance Department, Co-Head of the Public Finance Department, and Head of the Public Finance Department. Mr. Chin was a member of the Board of Directors of The Bond Markets Association, including serving as Chairman of the Municipal Division in 2002, and as Vice Chairman in 2001. From 2005 to 2008, Mr. Chin served as a member of the Municipal Securities Rulemaking Board, including as its Chairman in 2008, and during which time he presided over the launch of its Electronic Municipal Market Access (EMMA) online application. In 2013, The Municipal Forum of New York honored Mr. Chin with its Lifetime Achievement Award. In 2014, he was selected to serve on Governor Cuomo’s MTA Transportation Reinvention Commission. Age 67.

Reasons for Mr. Chin’s nomination:

Mr. Chin has been nominated to serve as a Director of the Company due to his extensive background in municipal finance, his long career as a financial advisor to state and local governments, and his general knowledge and experience in financial matters.

Keith D. Curry

Biographical data:

Mr. Curry was elected to the Board of Directors in July 2015. From February 2006 to December 2016, Mr. Curry was a member of the Newport Beach City Council where he served as Mayor in 2010 and 2013. In May of 2011, Mr. Curry retired as a Managing Director of Public Financial Management Inc. (“PFM”), the nation’s largest public finance advisory organization, after a 24-year career in public finance. While at PFM, Mr. Curry served as a Member of the firm’s Board of Directors, Strategic Planning Committee, and was head of the Western States practice, head of the National Transportation practice, and head of the Environmental Finance practice. He advised on more than $15 billion in public finance transactions at PFM. From October 2004 to October 2006, he served as President of the National Association of Independent Public Finance Advisors and testified before Congress on issues of financial industry regulation and consumer protections. In January 2012, Mr. Curry was named the Director of the Center for Public Policy and Visiting Professor at Concordia University in Irvine, California. He taught public policy and leadership at the Concordia Graduate Business School. On March 1, 2016, Mr. Curry retired from Concordia. In addition to the Newport Beach City Council, Mr. Curry was a Board Member and Chair of the Administration Committee of the Orange County Sanitation District and was a member and Chairman of the Orange County Parks Commission. He was formerly President of the Orange County Division of the League of California Cities and the Association of California Cities—Orange County. Prior to joining PFM, Mr. Curry served in the administration of President Ronald Reagan as Special Assistant to the Federal Transit Administrator and head of private sector initiatives in the Western States from November 1982 to October 1987. Age 62.

Reasons for Mr. Curry’s nomination:

Mr. Curry has been nominated to serve as a Director of the Company due to his extensive background in municipal finance, his long career as a financial advisor to state and local governments, and his general knowledge and experience in financial matters.

William C. Fallon

Biographical data:

William C. Fallon is the President and Chief Operating Officer of MBIA Inc. and the Chief Executive Officer of National Public Finance Guarantee Corporation. Mr. Fallon is responsible for overseeing the day-to-day operations of MBIA Inc. and its subsidiaries. Previously, Mr. Fallon was head of Global Structured Finance having joined the Company in 2005 as a Managing Director and head of Corporate and Strategic Planning. Prior to joining MBIA, Mr. Fallon was a partner at McKinsey & Company, having joined the firm in 1991. At McKinsey, Mr. Fallon specialized in consulting with financial institutions and was co-leader of the firm’s Corporate Finance and Strategy practice and a key member of the North American Wholesale Financial Institutions and Risk Management practices. He also worked extensively with financial institutions in the areas of value-based management, valuation, mergers and acquisitions, securitization and risk management. Age 57.

Reasons for Mr. Fallon’s nomination:

Mr. Fallon has been nominated to serve as a Director of the Company due to his extensive experience with the Company as President and Chief Operating Officer of the Company and his knowledge of and experience with the Company’s business and operations, his role as CEO of National and his expertise and knowledge of the financial guarantee and financial services industry.

Steven J. Gilbert

Biographical data:

Mr. Gilbert was elected to the Board of Directors in May 2011. He is currently Chairman of the Board of Gilbert Global Equity Partners, L.P., a private equity fund, Vice Chairman of the Executive Board of MidOcean Capital Partners, L.P., a private equity firm, and Chairman of the Board of CPM, Inc., a global provider of process machinery for the feed industry, and has served in these capacities since 1998, 2005 and 2000, respectively. He was previously Chairman and Senior Managing Director of SUN Group (USA), an investment firm, from 2007 to 2009. Previously, Mr. Gilbert was Managing General Partner of Soros Capital, L. P., Commonwealth Capital Partners, L.P., and Chemical Venture Partners. He also held investment banking positions with Morgan Stanley & Co., Wertheim & Co., Inc. and E.F. Hutton International. Mr. Gilbert was admitted to the Massachusetts Bar in 1970 and practiced law at Goodwin Procter & Hoar in Boston, Massachusetts. Mr. Gilbert is a Director of TRI Point Homes, Inc., Empire State Realty Trust, Inc., and Fairholme Funds, Inc. He is also a member of the Writer’s Guild of America (East) and the Council on Foreign Relations, and a Director of the Lauder Institute at the University of Pennsylvania. Within the past five years, Mr. Gilbert served as a Director of several privately held companies. Mr. Gilbert has also served on the boards of more than 25 companies over the span of his career. Age 69.

Reasons for Mr. Gilbert’s nomination:

Mr. Gilbert has been nominated to serve as a Director of the Company due to his extensive experience in leadership positions in the financial services industry and long history of board service, including both with insurance companies and a diverse group of other companies, as well as his expertise accrued during his career in finance, private equity investing, investment banking and law.

Charles R. Rinehart

Biographical data:

Charles R. Rinehart was named Chairman in May 2015 and has served as a Director of the Company since December 2008. From September 2008 to December 2008, Mr. Rinehart served as Chief Executive Officer and as a Director of Downey Financial Corp. and Downey Savings and Loan Association, F.A. Mr. Rinehart retired from HF Ahmanson & Co. and its principal subsidiary, Home Savings of America, in 1998. Mr. Rinehart joined HF Ahmanson in 1989 and shortly thereafter was named President and Chief Operating Officer. He was named Chief Executive Officer in 1993 and also became Chairman in 1995 and served in these roles through 1998. Prior to joining H.F. Ahmanson, Mr. Rinehart was the Chief Executive Officer of Avco Financial Services from 1983 to 1989 and before that served in various positions of increasing responsibility at Fireman’s Fund Insurance Company. Within the past five years, he also served as a Director of PMI Group Inc. and Verifone Holdings, Inc. Age 70.

Reasons for Mr. Rinehart’s nomination:

Mr. Rinehart has been nominated to serve as a Director of the Company due to his extensive experience in financial services and insurance businesses, his prior and current leadership roles in several industry-leading companies and his general knowledge and experience in financial matters.

Lois A. Scott

Biographical data:

Ms. Scott was elected to the Board of Directors in October 2015. Since October 2015, Ms. Scott has been President of Epoch Advisors LLC, a private financial services company that advises clients on strategic business issues. From May 2011 to May 2015, Ms. Scott served as the Chief Financial Officer for the City of Chicago, Illinois. As CFO, she had financial oversight of essential City services as well as O’Hare Airport, Midway Airport, the City’s public-private partnership contracts, water and wastewater systems serving over 5 million people, and City-issued debt. She also served as a Trustee for two pension plans covering City employees. From January 2003 to May 2011, Ms. Scott was Co-founder and President of Scott Balice Strategies, LLC, a financial advisory firm that assisted public sector, nonprofit and corporate clients with financial strategy. From 1997 to 1998, Ms. Scott served as a White House Fellow where she advised on the financial crisis in Southeast Asia and export finance. She was named Counselor to the Chairman and Chaired the management committee of the Export-Import Bank of the United States. Prior to that, Ms. Scott was Manager of the Chicago Public Finance Office and Managing Director of BancAmerica Securities, Inc. She also held various financial positions at Donaldson, Lufkin & Jenrette Securities Corporation, including Principal; L.F. Rothschild & Company, Inc.; and First National Bank of Chicago. In 1997, she was co-founder of Women in Public Finance and in 2011, she co-founded the Municipal CFO Forum with the Harris School of Public Policy, University of Chicago. She chairs the advisory board of the Center for Municipal Finance at the University of Chicago. Ms. Scott also serves as an Independent Director on the Board of the Chicago Stock Exchange and the Federal Home Loan Bank of Chicago. Age 56.

Reasons for Ms. Scott’s nomination:

Ms. Scott has been nominated to serve as a Director of the Company due to her extensive background in municipal finance, her long career as a financial advisor to state and local governments, and her strong finance, business and governmental leadership roles.

Theodore Shasta

Biographical data:

Mr. Shasta was elected to the Board of Directors in August 2009. Mr. Shasta is a former Senior Vice President and Partner of Wellington Management Company, a global investment advisor. At Wellington Management Company, Mr. Shasta specialized in the financial analysis of publicly traded insurance companies, including both property-casualty and financial guarantee insurers. Mr. Shasta joined Wellington Management Company in March 1996 as a global industry analyst responsible for the insurance industry. In January 2008, Mr. Shasta became a portfolio advisor responsible for senior-level relationship management for existing institutional clients and consultants as well as development of new business, a position that he held until June 2009. In addition, effective January 1999, Mr. Shasta was elected Partner and was promoted to Senior Vice President, and served in such positions until he withdrew from the partnership in June 2009. He also served on Wellington Management’s Audit Committee from January 2004 to June 2009 and was Chair of that Committee from January 2008 until June 2009. Prior to joining Wellington Management Company, Mr. Shasta was a Senior Vice President with Loomis, Sayles & Company where he was an industry analyst responsible for the automotive, freight transportation and insurance industries. Before that, he served in various capacities with Dewey Square Investors and Bank of Boston. Mr. Shasta earned his Chartered Financial Analyst designation in 1986. Mr. Shasta is a member of the Board of Directors of Chubb Limited (formerly ACE Limited) and serves as a member of its Audit Committee. Mr. Shasta is also a Trustee of The Worcester County Horticultural Society, a nonprofit organization. Age 65.

Reasons for Mr. Shasta’s nomination:

Mr. Shasta has been nominated to serve as a Director of the Company due to his 25 years of experience as a financial analyst covering the insurance industry and the Company since it became a publicly traded entity, coupled with his in-depth understanding of economics, accounting and regulatory oversight of the financial guarantee industry and knowledge of the Company’s current operating environment.

Richard C. Vaughan

Biographical data:

Mr. Vaughan was elected to the Board of Directors in August 2007. He served as Executive Vice President and Chief Financial Officer of Lincoln Financial Group from 1995 until his retirement in May 2005. He joined Lincoln in July 1990 as Senior Vice President and Chief Financial Officer of Lincoln National’s Employee Benefits Division. In June 1992, he was appointed Chief Financial Officer for the corporation. He was promoted to Executive Vice President in January 1995. He was previously employed with EQUICOR from September 1988 to July 1990, where he served as a Vice President in charge of public offerings and insurance accounting. Prior to that, Mr. Vaughan was a Partner at KPMG Peat Marwick in St. Louis, from July 1980 to September 1988. Mr. Vaughan is a member of the Board of Directors and Chair of the Audit Committee of AXA Financial. Age 67.

Reasons for Mr. Vaughan’s nomination:

Mr. Vaughan has been nominated to serve as a Director of the Company due to his extensive experience in financial services and insurance businesses, his board service and his general knowledge and experience in financial matters, including as a Chief Financial Officer.

The Board has elected Mr. Rinehart as Chairman. In such capacity, he presides at non-management Director meetings. Shareholders or interested parties wishing to communicate with our Chairman or with the non-management Directors as a group may do so by submitting a communication in a confidential envelope addressed to the Chairman or the non-management Directors, in care of the Company’s Corporate Secretary, 1 Manhattanville Road, Suite 301, Purchase, New York 10577.

Director independence. The Company’s Board of Directors has determined in accordance with the independence standards set forth in the Board’s Corporate Governance Practices that each Director named below is an Independent Director and that none of the Directors named below have any material relationships with the Company. Such Independent Directors are: Maryann Bruce, Francis Y. Chin, Keith D. Curry, Steven J. Gilbert, Charles R. Rinehart, Lois A. Scott, Theodore Shasta and Richard C. Vaughan. In addition, each of the Directors named in the foregoing sentence qualifies as an “independent director” under the NYSE Corporate Governance Listing Standards. These Independent Directors constitute a significant majority of the Company’s Board, consistent with the policy set out in the Board’s Corporate Governance Practices.

In addition to the Board-level standards for Director independence, each member of the Audit Committee meets the enhanced independence requirements of the SEC and the NYSE for members of the Audit Committee, and each member of the Compensation Committee meets the enhanced independence requirements of the SEC and the NYSE for members of the Compensation and Governance Committee.

The Corporate Governance Practices include the following independence standards designed to assist the Board in assessing Director independence, and can be found on the Company’s website, www.mbia.com, under the “Ethics and Governance” link. The terms “MBIA” and “the corporation” in the following standards refer to MBIA Inc.

“The Board shall consist of a significant majority of independent directors. A director will not be considered “Independent” if such director

•	is a member of management or an employee or has been a member of management or an employee within the last five years;

•	has a close family or similar relationship with a member of key management;

•	is a lawyer, advisor or consultant to the corporation or its subsidiaries or has a personal service contract with the corporation or any of its subsidiaries;

•

has any other relationship with the corporation or its subsidiaries either personally or through his or her employer which, in the opinion of the Board, would adversely affect the director’s ability to exercise his or her independent judgment as a director;

•	is currently or has been within the last five years an employee of the corporation’s independent auditor;

•	is currently or has been within the last five years an employee of any company whose compensation committee includes an officer of MBIA; and

•

is an immediate family member (i.e., spouse, parent, child, sibling, mother or father-in-law, son or daughter-in-law, brother or sister-in-law or anyone (other than a domestic employee) who shares a person’s home) of a person described in either of the two previous categories.

Because the corporation is a major financial institution, outside directors or the companies they are affiliated with will sometimes have a business relationship with the corporation or its subsidiaries. Directors and companies with which they are affiliated are not given special treatment in these relationships. The Board believes that the existence of a business relationship is not, in and of itself, sufficient to disqualify a director from being considered an independent director. The materiality of the relationships and the director’s own ability to exercise independent judgment shall be evaluated, and external criteria for independence, such as those promulgated by the SEC and the NYSE shall be considered, including the enhanced independence requirements of the SEC and the NYSE for members of the Audit Committee and members of the Compensation and Governance Committee.

To help maintain the independence of the Board, all directors are expected to deal at arm’s length with the corporation and its subsidiaries and to disclose circumstances material to the director which might be perceived as a conflict of interest. The corporation shall disclose publicly, as required by law, its compliance with the requirement that a majority of its Board is comprised of independent directors.

The Board will make independence determinations on an annual basis prior to approving the director nominees for inclusion in the corporation’s proxy statement and, if an individual is to be elected to the Board other than at an annual meeting, prior to such election. Each director and nominee for director shall provide the corporation with full information regarding his or her business and other affiliations for purposes of evaluating the director’s independence.”

The Board of Directors recommends unanimously that you vote FOR this proposal to elect ten Directors.

Vote necessary to elect ten incumbent Directors. Directors are elected by a plurality of the votes cast under applicable law.

Pursuant to the Company’s By-Laws, an incumbent Director who fails to receive a majority of votes cast “for” his or her election in an uncontested election will be required to tender his or her resignation no later than five business days from the date of the certification of the election results and, no later than 90 days from such certification, the Board will accept such resignation absent compelling reasons.

Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal. Abstentions from voting on the proposal and broker non-votes will have no effect on the outcome of the election or the resignation requirement.

Proposal 2: Approval of compensation paid to NEOs

As required by the rules of the SEC, you are being asked to vote to support or not support the compensation paid or awarded to the NEOs as described pursuant to the compensation disclosure rules of the SEC, including under the CD&A and the “Executive compensation tables” sections of this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs, as disclosed under the CD&A and “Executive compensation tables” sections of this proxy statement.

We urge you to review the CD&A in its entirety to assist you in understanding our compensation actions as described therein.

For the reasons set forth in the CD&A, you are being asked to vote to support or not support the adoption of the following resolution:

“RESOLVED, that the Company’s shareholders APPROVE, on an advisory basis, the compensation paid to the Company’s NEOs as disclosed pursuant to the compensation disclosure rules of the SEC, including under the CD&A and ‘Executive compensation tables’ sections of this proxy statement.”

The Board of Directors and the Company recommend that the shareholders vote FOR Proposal 2 to express their support for the compensation paid to the Company’s NEOs as disclosed pursuant to the compensation disclosure rules of the SEC, including under the CD&A and “Executive compensation tables” sections of this proxy statement.

Vote necessary to support NEO compensation. The shareholder vote on Proposal 2 is advisory in nature and therefore will not be binding on the Board. However, the Compensation and Governance Committee will take into account the results of the vote and discussions with individual large shareholders in considering annual NEO compensation in subsequent periods. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Proposal 3: Vote on frequency of the shareholder vote on NEO compensation

You are also being asked to vote, on an advisory basis, whether you prefer that we seek such an advisory vote on NEO compensation every one, two, or three years. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are required to hold an advisory shareholder vote to determine the frequency of the advisory shareholder vote on NEO compensation at least once every six years. The Company last held this vote in 2011.

The following proposal gives our shareholders the opportunity to vote, on an advisory basis, on the frequency with which we include in our proxy statement an advisory vote, similar to Proposal 2 above, to approve or not approve our NEO compensation. By voting on this proposal, shareholders may indicate whether they prefer that we seek such an advisory vote every one, two, or three years. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are required to hold at least once every six years an advisory shareholder vote to determine the frequency of the advisory shareholder vote on NEO compensation.

The Compensation and Governance Committee and Board of Directors determined that an advisory vote on NEO compensation that occurs every year is the most appropriate alternative for the Company. In reaching its determination, the Compensation and Governance Committee and the Board determined that an advisory vote every year would provide shareholders with the greatest opportunity to express their approval or disapproval of our NEO compensation.

You may cast your vote on your preferred voting frequency by selecting the option of holding an advisory vote on NEO compensation “EVERY YEAR,” as recommended by the Board of Directors, “EVERY TWO YEARS” or “EVERY THREE YEARS,” or you may “ABSTAIN.”

The Board of Directors recommends unanimously that you vote for an advisory vote on NEO compensation every year.

Vote necessary to support frequency vote. Your vote is not intended to approve or disapprove the recommendation of the Board of Directors. Rather, we will consider the shareholders to have expressed a preference for the option that receives the most votes. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Proposal 4: Approval of the performance goals in the MBIA Inc. 2005 Omnibus Incentive Plan, as amended, for purposes of Section 162(m) of the Internal Revenue Code

Introduction. We are asking shareholders at this Annual Meeting to approve the material terms of the performance goals provided under the MBIA Inc. 2005 Omnibus Incentive Plan (as amended, the “Omnibus Plan”). This approval is needed in order to qualify certain performance-based awards under the Omnibus Plan to executive officers as performance-based compensation exempt from the limitation on income tax deductible compensation under Section 162(m) of the Internal Revenue Code (the “Code”). This action will not increase the number of shares authorized for issuance or otherwise change the terms of the Omnibus Plan. The Omnibus Plan was previously approved by the stockholders of the Company at the Company’s 2012 Annual Meeting. If stockholders do not approve the material terms of the performance goals provided under the Omnibus Plan, the Omnibus Plan will continue in effect. However, certain performance-based awards intended to qualify for the exemption from the deduction limitation under Section 162(m) of the Code will no longer be granted under the Omnibus Plan.

The following summary of the Omnibus Plan is qualified in its entirety by reference to the complete text of the Omnibus Plan, as amended, which is attached to this proxy statement as Exhibit A.

Shares available for issuance. Subject to adjustment upon the occurrence of certain events described below, a maximum of 14,000,000 shares may be issued under the Omnibus Plan. To satisfy awards under the Omnibus Plan, we may use authorized but unissued shares or shares in our treasury. Any shares issued in connection with options under the Omnibus Plan will count against this share limit as one share for every one share covered by the option. Any shares issued under the Omnibus Plan in connection with awards other than options will count against this limit as 1.28 shares for every one shared issued. Shares subject to awards under the Omnibus Plan or under the Company’s prior plans that lapse, are forfeited or cancelled or are settled without the issuance of stock will be available for awards under the Omnibus Plan. In addition to aggregate share limits, the Omnibus Plan establishes individual limits that provide that no participant may receive in any one-year period:

•	stock options on more than 1,000,000 shares;

•	a vested right to performance shares (and any performance-based restricted stock or restricted stock unit awards) related to more than 1,000,000 shares; and

•	a payout of performance units with a value of more than $5,000,000.

If any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase shares at a price substantially below fair market value, or other similar corporate event affects the shares such that an adjustment is required in order to preserve the benefits intended under the Omnibus Plan, then the Compensation Committee would make equitable adjustments in the number and kind of shares which thereafter may be awarded under the Omnibus Plan (including making appropriate adjustments in the individual award limits referred to above), the number and kind of shares subject to outstanding options and awards, and the respective grant or exercise prices and/or, if appropriate, to provide for the payment of cash to a participant who has an outstanding option or award.

Eligible participants. The Omnibus Plan authorizes the Compensation Committee to grant awards to officers and other key employees of the Company and its subsidiaries, including all of the Company’s executive officers, as well as directors of the Company who are not employees of the Company or any of its subsidiaries. The number of eligible participants in the Omnibus Plan varies from year to year at the discretion of the Compensation Committee.

Administration. The Omnibus Plan is administered by the Compensation Committee. The Compensation Committee has the sole and complete authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Omnibus Plan as it deems advisable, and to interpret the terms and provisions of the Omnibus Plan. The Compensation Committee may delegate to the Chief Executive Officer the power to make awards to officers who are not “insiders” subject to Section 16(b) of the Securities Exchange Act of 1934, subject to such limitations as the Compensation Committee may establish. Subject to the express terms of the Omnibus Plan, the Compensation Committee has broad discretion as to the specific terms and conditions of each award and any rules applicable thereto, including but not limited to the effect thereon of the death, retirement or other termination of employment or service of the participant. Awards may not be assigned or transferred, except by will or the laws of descent and distribution, to the participant’s immediate family and to other permitted transferees under rules established by the Compensation Committee. The Compensation Committee may make grants to any of our non-employee directors, eligible employees or any of the employees of our subsidiaries who the Compensation Committee determines to have the capacity to contribute to our success.

Performance shares or units and restricted stock or units. The Omnibus Plan affords the Compensation Committee discretion to grant restricted stock or units (which vest based upon continued service with the Company) and performance shares and performance units (which vest based upon meeting one or more specified performance goals). With respect to performance awards, the Omnibus Plan permits the Compensation Committee to establish performance goals based on, among other things, whether in absolute terms or relative to performance at other companies: revenue growth; earnings before interest, taxes, depreciation and amortization; operating income, pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on invested capital or risk adjusted return on allocated capital; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; leverage; debt; shareholder equity; adjusted capital; book value; modified book value or adjusted book value per share; adjusted gross premium and adjusted direct premium; net present value of projected net income after cost of capital; the credit quality and performance of the insured portfolios of the Company’s insurance subsidiaries; the amount of assets under management of the Company’s investment management business; improvement in capital structure; and adjusted pre-tax income. The Compensation Committee also has the discretion to condition payment of amounts in respect of performance shares and performance units on such factors in addition to the performance goals as it shall determine on the grant date. The Compensation Committee also has the authority to adjust the applicable performance goals as it deems equitable to reflect unusual or non-recurring events affecting MBIA or changes in tax law or accounting principles or other factors that it deems appropriate.

The Compensation Committee determines the value of each share and unit, the number of such shares and units for each performance or restriction cycle, the duration of each performance cycle (generally, not less than two years) or restriction cycle (generally, not less than three years) and the number of performance shares and units that have been earned based on performance relative to the performance goals discussed above. Shares and units may also be deemed earned upon the occurrence of certain events, such as a change in control. A participant’s rights with respect to performance shares, performance units, restricted stock and restricted stock units upon such participant’s termination of employment or service is determined by the Compensation Committee at the time of grant and set forth in the participant’s award agreement.

Payment of earned unit awards may, at the discretion of the Compensation Committee, be distributed in the form of cash, shares of our stock or a combination thereof.

Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered until the restrictions have lapsed. Subject to the forfeiture and transfer restrictions applicable to the award, a participant has all of the rights of a shareholder in respect of any award of restricted stock. The Compensation Committee may permit a participant who receives a restricted stock unit award to receive currently or on a deferred basis dividends or dividend equivalents and/or other cash payments in addition to or in lieu of such award.

Stock options. Options granted under the Omnibus Plan are non-statutory stock options. The exercise price of any stock option granted may not be less than 100% of the fair market value of the underlying shares at the time of grant, except in the case of awards granted as replacements for awards that are assumed, converted or substituted in connection with a merger or acquisition. The Compensation Committee is not permitted to subsequently reduce the exercise price or otherwise reprice options after they have been granted.

The Compensation Committee has broad discretion as to the terms and conditions upon which options shall be exercisable, but under no circumstances may an option have a term exceeding 10 years from the date of grant. Options will become exercisable in accordance with the vesting schedule provided in the participant’s option agreement (generally, over not less than three years). A participant’s rights with respect to options upon such participant’s termination of employment or service is generally determined by the Compensation Committee at the time of grant and set forth in the participant’s option agreement.

Dividend equivalents. Under the Omnibus Plan, the Compensation Committee may grant to participants the right, known as a dividend equivalent, to receive payments in cash or in shares of MBIA stock, based on dividends with respect to shares of MBIA stock. Dividend equivalents may be granted in connection with other awards, in addition to other awards, or unrelated to other awards, provided that no dividend equivalents will be payable in respect of any option or any unvested award.

Change in control. Except as provided below, if the Company experiences a “change in control” (as defined in the Omnibus Plan), each option and each award of restricted stock and each restricted stock unit grant will be treated as fully vested and will no longer be subject to forfeiture and transfer restrictions. Additionally, each option will be canceled in exchange for an amount equal to the excess, if any, of the fair market value on the date of the change in control over the exercise price or base value of such award, and each award of restricted stock and each restricted stock unit scheduled to vest solely based on continued employment or service for a fixed period of time will similarly be canceled in exchange for an amount equal to the highest price offered in the change in control transaction. All outstanding performance shares and performance units will be canceled in exchange for a payment equal to a pro rata portion of the performance shares or the value of the performance units earned as of the date of the change in control, based on performance achieved in respect of the relevant performance goals and the portion of the performance cycle that has been completed. All outstanding restricted stock and restricted stock units scheduled to vest upon the achievement of performance goals shall become vested and/or shall pay out pro rata based on the performance achieved as of the date of the change in control. Any portion of an award of performance shares, performance units, performance-based restricted stock or performance-based restricted stock units that relates to the uncompleted portion of the performance cycle and therefore does not become earned or vested as of the date of the change in control shall be converted into an equivalent valued award of restricted stock or restricted stock units of the employer following the change in control (subject to such new employer’s approval), which will vest solely based on continued employment or service through the end of the performance cycle to which the award had previously been subject. If the new employer does not approve the award described in the preceding sentence, then the entire value of the award will become fully vested and/or paid out upon the change in control. All payments related to a change in control will generally be made in cash, unless the Compensation Committee permits payment to be made in shares of the surviving corporation having an equivalent value.

For purposes of the Omnibus Plan, “change in control” means:

•	an acquisition of 25% or more of voting shares by a person other than the Company, its subsidiaries or its employee benefit plans or by Warburg Pincus Equity Fund X;

•	a change in a majority of the members of the Company’s Board over the course of 24 months without the approval of the board members at the beginning of such period; and

•

a merger, reorganization or similar transaction (including a sale of substantially all assets), where the Company’s shareholders immediately prior to such transaction do not control a majority of the voting power of the surviving entity immediately after the transaction.

However, if the Compensation Committee (as constituted before the change in control) determines that each of the following conditions are satisfied, there will be no acceleration of the vesting, or lapsing of restrictions, of any options, time-vesting restricted stock, or time-vesting restricted stock units, and there will be no payment made in respect of such awards by reason of the change in control:

•	all outstanding awards will be honored or assumed by the new employer or one of its affiliated companies;

•	the honored or assumed awards will have substantially equivalent economic value, at the time of the change in control, to the awards in respect of our stock;

•	the honored or assumed awards will relate to securities that are or will shortly be publicly traded on an established United States securities market;

•	the terms and conditions (such as vesting and exercisability) of the honored or assumed awards are at least equal to or better than the terms of the awards related to our stock; and

•

the honored or assumed awards provide that, upon the involuntary termination of the award recipient’s employment without cause within 24 months following the change in control, the awards will be deemed vested or exercisable, as the case may be.

Term of the Omnibus Plan. No award may be granted under the Omnibus Plan after December 31, 2020. The Omnibus Plan may be amended or terminated at any time by the Board, except that no amendment may adversely affect existing awards and no amendment may be made without shareholder approval if the amendment would materially increase benefits to participants, materially increase the number of shares that may be issued under the Omnibus Plan or the individual award limits (except in the case of adjustments permitted in the event of a stock dividend, stock split, recapitalization or certain other corporate transactions) or materially modify the requirements for participation, or if such approval is necessary to comply with any tax or regulatory requirement, including any approval requirement which is imposed by the rules of the NYSE, that the Compensation Committee determines to be applicable.

Description of federal income tax consequences under the Omnibus Plan. The following discussion summarizes the Federal income tax consequences of the Omnibus Plan based on current provisions of the Internal Revenue Code, which are subject to change. The summary does not cover any foreign, state or local tax consequences of participation in the Omnibus Plan.

Performance shares. When payment is made to a participant in respect of earned performance shares granted under the Omnibus Plan, the participant will have taxable ordinary income in an amount equal to the amount of cash and the fair market value of any shares of our stock that such participant receives in payment on such award. We will receive a Federal income tax deduction in an amount equal to the amount paid to the participant, unless the amount is paid by a subsidiary or affiliate that is not part of our consolidated Federal return, in which case, the subsidiary or affiliate, as the case may be, will receive the deduction.

Restricted stock. Unless a participant makes the election described below, a grant of restricted stock will not result in taxable income to the participant or a deduction to us (or the unconsolidated subsidiary or affiliate employing the participant) in the year of grant. The value of such restricted stock will be taxable to a participant as ordinary income in the year in which the restrictions lapse. Alternatively, a participant may elect to treat as income in the year of grant the fair market value of the restricted stock on the date of grant, provided the participant makes the election within 30 days after the date of such grant. If such an election were made, the participant would not be allowed to deduct at a later date the amount included as taxable income if the participant should forfeit the shares of restricted stock. The amount of ordinary income recognized by a participant is deductible by us (or the unconsolidated subsidiary or affiliate employing the participant) in the year such income is recognized by the participant, provided such amount constitutes reasonable compensation to the participant. If the election described above is not made, then prior to the lapse of restrictions, dividends paid on the shares subject to such restrictions will be taxable to the participant as additional compensation in the year received, and we (or the unconsolidated subsidiary or affiliate employing the participant) will be allowed a corresponding deduction.

Non-statutory options. When an optionee exercises an option, the excess of the fair market value of the shares on the date of exercise over the exercise price will be ordinary income to the optionee and will be allowed as a deduction for Federal income tax purposes to us (or the unconsolidated subsidiary or affiliate employing the participant). When an optionee disposes of shares acquired by the exercise of the option, any amount received in excess of the market value of the shares on the date of exercise will be treated as long- or short-term capital gain, depending upon the holding period of the shares. If the amount received upon disposition of the shares is less than the market value of the shares on the date of exercise, the loss will be treated as long- or short-term capital loss, depending upon the holding period of the shares. If permitted by the Compensation Committee, an optionee transfers an option by gift, the optionee will still have ordinary income upon the exercise of the option by the transferee equal to the excess of the fair market value of the shares on the date of exercise over the option price. The transfer of an option by gift may also result in a gift tax liability to the optionee depending on the fair market value of the option at the time of such transfer. If the option is exercisable at the time of the transfer the gift will occur at the time of transfer. The Internal Revenue Service has ruled that if the option is not exercisable at the time of transfer, the gift will be deemed to occur on the date the option becomes exercisable.

Performance units and restricted stock units. Generally, when a participant receives payment with respect to earned performance units or restricted stock units granted under the Omnibus Plan, the amount of cash and the fair market value of the shares received will be ordinary income to such participant, and we (or the unconsolidated subsidiary or affiliate employing the participant) will be allowed a corresponding deduction for Federal income tax purposes.

Dividend equivalents. Generally, when a participant receives payment with respect to dividend equivalents, the amount of cash and the fair market value of any shares received will be ordinary income to such participant. We will receive a Federal income tax deduction in an amount equal to the amount paid to the participant, unless the amount is paid by a subsidiary or affiliate that is not part of our consolidated Federal return, in which case, the subsidiary or affiliate, as the case may be, will receive the deduction.

Deferred compensation limitations. No awards will be granted, deferred, paid out or modified under the Omnibus Plan in a manner that would result in the imposition of a penalty tax under Section 409A of the Internal Revenue Code.

The Board of Directors recommends unanimously that you vote for Proposal 4 to approve the performance goals in the 2005 Omnibus Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code.

Vote necessary to approve the performance goals in the 2005 Omnibus Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code. The approval of the performance goals in the 2005 Omnibus Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code requires that the votes cast by shareholders favoring approval exceed the votes cast opposing approval. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal. Abstentions from voting on the proposal and broker non-votes will have no effect on the outcome.

Proposal 5: Selection of independent auditors

Since its founding in 1986, MBIA has used PricewaterhouseCoopers LLP as its independent auditor. From 1974 to 1986, PwC served the same role for MBIA’s predecessor organization, the Municipal Bond Insurance Association. During 2016, PwC examined the accounts of the Company and its subsidiaries, reported on the effectiveness of internal controls over financial reporting and also provided tax advice and other permissible services to the Company. Upon recommendation of the Audit Committee, the Board has appointed PwC as the independent auditors of the Company for 2017, subject to shareholder approval.

We expect that one or more representatives of PwC will be available at the Annual Meeting to make a statement, if desired, and to answer questions from those shareholders present.

The Board of Directors recommends unanimously that you vote FOR Proposal 5 to ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the Company.

Vote necessary to ratify the selection of PwC as auditors. The approval to ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the Company requires that the votes cast by shareholders favoring approval exceed the votes cast opposing approval. Abstentions from voting on the proposal and broker non-votes will have no effect on the outcome.

Other matters and shareholder proposals

The Board knows of no other business to be brought before the meeting other than what is set forth above. If other matters are introduced at the meeting, the individuals named as proxies on the enclosed proxy card are also authorized to vote upon such matters using their own discretion.

Shareholder proposals intended for inclusion in the proxy materials for the Company’s 2018 Annual Meeting of Shareholders must be received by the Company’s Secretary no later than November 22, 2017, which is 120 days prior to the anniversary of the mailing date for this proxy statement. Under the terms of the Company’s By-Laws, shareholders who wish to present an item of business at the 2018 Annual Meeting must provide notice to the Secretary of the Company at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the Annual Meeting (or if the Company does not publicly announce its Annual Meeting date 70 days in advance of such meeting date, by the close of business on the tenth day following the day on which notice of the meeting date is mailed to shareholders or publicly made).

Householding of Annual Meeting materials

The SEC permits companies to send a single copy of their annual report and proxy statement or Notice of Internet Availability of Proxy Materials to any household at which two or more shareholders reside if it appears that they are members of the same family. Each shareholder residing in the same household, however, will continue to receive a separate proxy card or voting instruction form. This procedure, referred to as “householding,” is intended to reduce the volume of duplicate information that shareholders receive and reduce mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached Annual Report or Notice of Internet Availability of Proxy Materials will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address requested that multiple sets of documents be sent. If shareholders received one set of materials due to householding, they may revoke their consent for future mailings at any time and may request that a separate set of materials be sent to them by contacting Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

By Order of the Board of Directors,

Jonathan C. Harris

Secretary

Exhibit A

THE MBIA INC. 2005

OMNIBUS INCENTIVE PLAN

(As amended)

SECTION 1. PURPOSE

The purposes of The MBIA Inc. 2005 Omnibus Incentive Plan (the “Plan”) are to promote the interests of MBIA Inc. and its shareholders by (i) attracting and retaining executive personnel and other key employees and directors of outstanding ability; (ii) motivating executive personnel and other key employees and directors by means of performance-related incentives, to achieve longer-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of MBIA Inc.

SECTION 2. DEFINITIONS

(a) Certain Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth below:

“Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means, with respect to any person, any other person controlled by, controlling or under common control with such person.

“Award” means any grant or award made pursuant to Sections 5 through 8, inclusive.

“Award Agreement” means an agreement between the Company and a Participant, setting out the terms and conditions relating to an Award granted under the Plan.

“Board of Directors” means the Board of Directors of the Company.

“Cause” means (i) the willful failure by the Participant to perform substantially his duties as an Employee of the Company (other than due to physical or mental illness) after reasonable notice to the Participant of such failure, (ii) the Participant’s engaging in serious misconduct that is injurious to the Company or any Subsidiary in any way, including, but not limited to, by way of damage to their respective reputations or standings in their respective industries, (iii) the Participant’s having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony or (iv) the breach by the Participant of any written covenant or agreement with the Company or any Subsidiary not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any Subsidiary or not to compete or interfere with the company or any Subsidiary.

“Change in Control” shall be deemed to have occurred if:

(i) any person (within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including any group (within the meaning of Rule 13d-5(b) under the Exchange Act), but excluding any of the Company, any Subsidiary or any employee benefit plan sponsored or maintained by the Company or any Subsidiary, acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined Voting Power (as defined below) of the Company’s securities (notwithstanding anything else contained in this clause to the contrary, the acquisition by Warburg Pincus Equity Fund X (the “WP Fund”), of beneficial ownership of twenty-five percent (25%) or more of either the then outstanding shares of stock or the combined voting power of the Corporation’s then outstanding voting securities, whether pursuant to the Investment Agreement, dated as of December 10, 2007, between the WP Fund and the Corporation or otherwise, shall not constitute a Change in Control); or

(ii) within any 24-month period, the persons who were directors of the Company at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this subclause (ii); or

(iii) upon the consummation of a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which has been approved by the shareholders of the Company (a “Corporate Event”), and immediately following the consummation of which the stockholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation or (z) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event.

“Change in Control Price” means, (i) with respect to Awards other than Options, the highest price per share of Common Stock offered in conjunction with any transaction resulting in a Change in Control (as determined in good faith by the Committee if any part of the offered price is payable other than in cash) or, in the case of a Change in Control occurring solely by reason of a change in the composition of the Board, the highest Fair Market Value of the Common Stock on any of the 30 trading days immediately preceding the date on which a Change in Control occurs and (ii) with respect to Options, the Fair Market Value of the Common Stock on the date on which a Change in Control occurs.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation & Organization Committee of the Board or such other committee of the Board as the Board shall designate from time to time, consisting of two or more members, each of whom is intended to be an “independent” director under New York Stock Exchange Listing requirements, a “Non-Employee Director” within the meaning of Rule 16b-3, as promulgated under the Act, and an “outside director” within the meaning of section 162(m) of the Code and the Treasury Regulations promulgated thereunder.

“Common Stock” or “Stock” means the common stock of the Company, par value $1.00 per share.

“Company” means MBIA Inc., a Connecticut corporation, and any successor thereto.

“Designated Beneficiary” means the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due the Participant in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s estate.

“Disability” means, unless another definition is incorporated into the applicable Award Agreement, Disability as specified under the Company’s long-term disability insurance policy and any other termination of a Participant’s employment under such circumstances that the Committee determines to qualify as a Disability for purposes of this Plan, provided that if a Participant is a party to an employment or individual severance agreement with an Employer that defines the term “Disability” then, with respect to any Award made to such Participant, “Disability” shall have the meaning set forth in such agreement.

“Dividend Equivalent” means the right, granted under Section 8 of the Plan, to receive payments in cash or in shares of Common Stock, based on dividends with respect to shares of Common Stock.

“Eligible Director” means a director of the Company who is not an employee of the Company or any Subsidiary.

“Effective Date” means the date, following adoption of this Plan by the Board of Directors, on which this Plan is approved by a majority of the votes cast at a duly constituted meeting of the shareholders of the Company.

“Employee” means any officer or employee of the Company or any Subsidiary (as determined by the Committee in its sole discretion).

“Employer” means the Company and any Subsidiary, and, in the discretion of the Committee, may also mean any business organization that is an Affiliate (i.e., an Affiliate corporation 40% of whose outstanding voting securities are owned by a Subsidiary).

“Fair Market Value” means, on any date, the closing price of the Common Stock as reported on the consolidated tape of the New York Stock Exchange (or on such other recognized quotation system on which the trading prices of the Common Stock are quoted at the relevant time) on such date. In the event that there are no Common Stock transactions reported on such tape (or such other system) on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which Common Stock transactions were so reported.

“New Employer” means, after a Change in Control, a Participant’s employer, or any direct or indirect parent or any direct or indirect majority-owned subsidiary of such employer.

“Option” means a stock option granted under Section 7. Options granted under the Plan are not intended to qualify as incentive stock options under section 422 of the Code.

“Participant” means an Employee or Eligible Director who is selected by the Committee to receive an Award under the Plan.

“Performance Cycle” means the period of years selected by the Committee during which performance is measured for the purpose of determining the extent to which an award of Performance Shares, Performance Units, performance-based Restricted Stock or performance-based Restricted Stock Units has been earned or vested, which shall not be less than 2 years.

“Performance Goals” means the objectives established by the Committee for a Performance Cycle pursuant to Section 5(c) for the purpose of determining the extent to which an award of Performance Shares, Performance Units, performance-based Restricted Stock or performance-based Restricted Stock Units has been earned or vested.

“Performance Share” means an award granted pursuant to Section 5 of the Plan of a contractual right to receive a share of Common Stock (or the cash equivalent thereof) upon the achievement, in whole or in part, of the applicable Performance Goals.

“Performance Unit” means a dollar denominated unit (or a unit denominated in the Participant’s local currency) granted pursuant to Section 5 of the Plan, payable upon the achievement, in whole or in part, of the applicable Performance Goals.

“Prior Plans” means the MBIA Inc. 1987 Stock Option Plan, the MBIA Inc. 2000 Stock Option Plan, the MBIA Inc. Annual and Long-Term Incentive Plan (Effective as of January 1, 2002), and the MBIA Inc. Restricted Stock Plan for Non-Employee Directors.

“Restriction Period” means the period of time selected by the Committee during which a grant of Restricted Stock and Restricted Stock Units, as the case may be, is subject to forfeiture and/or restrictions on transfer pursuant to the terms of the Plan.

“Restricted Stock” means shares of Stock contingently granted to a Participant under Section 6 of the Plan.

“Restricted Stock Unit” means a stock denominated unit contingently awarded under Section 6 of the Plan.

“Retirement” means, unless another definition is incorporated into the applicable Award Agreement, a termination of the Participant’s employment upon six months advance written notice, at or after the Participant (i) reaches age 55 and (ii) has completed at least five years of service.

“Subsidiary” means any business entity in which the Company owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power or in which the Company has, either directly or indirectly, a material equity interest and which the Committee has designated as a “Subsidiary” for purposes of this definition.

“Termination of Service” means the date upon which a non-employee director ceases to be a member of the Board.

“Voting Power” when used in the definition of Change in Control shall mean such specified number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors and “Voting Securities” shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors.

(b) Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3. POWERS OF THE COMMITTEE

(a) Eligibility. Each Employee and Eligible Director who, in the opinion of the Committee, has the capacity to contribute to the successful performance of the Company, is eligible to be a Participant in the Plan.

(b) Power to Grant and Establish Terms of Awards. The Committee shall have the discretionary authority, subject to the terms of the Plan, to determine the Employees and Eligible Directors, if any, to whom Awards shall be granted, the type or types of Awards to be granted, and the terms and conditions of any and all Awards including, without limitation, the number of shares of Stock subject to an Award, the time or times at which Awards shall be granted, and the terms and conditions of applicable Award Agreements. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Award, and for the same Participant for each type of Award such Participant may receive, whether or not granted at the same or different times.

(c) Administration. The Plan shall be administered by the Committee. The Committee shall have sole and complete authority and discretion to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan. The Committee’s decisions (including any failure to make decisions) shall be binding upon all persons, including the Company, shareholders, Employers, each Participant and each Designated Beneficiary, and shall be given deference in any proceeding with respect thereto.

(d) Delegation by the Committee. The Committee may delegate to the Chief Executive Officer of the Company the power and authority to make Awards to Participants who are not “insiders” subject to Section 16(b) of the Act, pursuant to such conditions and limitations as the Committee may establish.

(e) Participants Based Outside the United States. To conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Subsidiaries or Affiliates operate, but subject to the limitations set forth herein regarding the maximum number of shares issuable hereunder and the maximum award to any single Participant, the Committee may (i) modify the terms and conditions of Awards granted to Participants employed outside the United States (“Non-US Awards”), (ii) establish subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances (“Subplans”), and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan. The Committee’s decision to grant Non-US Awards or to establish Subplans is entirely voluntary, and at the complete discretion of the Committee. The Committee may amend, modify or terminate any Subplans at any time, and such amendment, modification or termination may be made without prior notice to the Participants. The Company, Subsidiaries, Affiliates and members of the Committee shall not incur any liability of any kind to any Participant as a result of any change, amendment or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any Non-US Award (x) are wholly discretionary and, although provided by either the Company, a Subsidiary or Affiliate, do not constitute regular or periodic payments and (y) are not to be considered part of the Participant’s salary or compensation under the Participant’s employment with the Participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. If a Subplan is terminated, the Committee may direct the payment of Non-US Awards (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Committee’s discretion, such payments may be made in a lump sum or in installments.

SECTION 4. MAXIMUM AMOUNT AVAILABLE FOR AWARDS

(a) Number. Subject in all cases to the provisions of this Section 4, the maximum number of shares of Stock that are available for Awards shall be 14,000,000 shares of Stock. Any shares issued under the Plan in connection with Options shall be counted against this limit as one share for every one share covered by such Option; for Awards other than Options, any shares issued shall be counted against this limit as 1.28 shares for every one share issued. Following the Effective Date, no new Awards shall be granted under the Prior Plans and any shares authorized but unissued under the Prior Plans shall be canceled. Shares of Stock may be made available from Stock held in treasury or authorized but unissued shares of the Company not reserved for any other purpose. Awards may be granted under the Plan in order to cover shares issuable in connection with awards made under the MBIA Annual Incentive Plan (the “Annual Plan”) and any other plans, arrangements or agreements of the Company, as in effect from time to time. Shares issued under the Plan in connection with awards that are assumed, converted or substituted pursuant to a merger or an acquisition will not count against the share reserve under this Section 4.

(b) Canceled, Terminated, or Forfeited Awards, etc. If, after the Effective Date, any Award granted hereunder or any award granted under any of the Prior Plans expires, is settled for cash or is terminated unexercised, any shares of Stock covered by such lapsed, canceled, cash-settled or expired portion of such Award or Prior Plan award shall become available for new grants under this Plan, provided that any such shares previously subject to Options or options granted under any of the Prior Plans shall be counted as one share for every one share covered by such Option or Prior Plan option and any such shares previously subject to Awards other than Options or Prior Plan awards other than options shall be counted as two shares for every one share under such initial Award or Prior Plan award. Notwithstanding anything to the contrary contained herein, the following shares shall not be added to the shares available for Awards under paragraph (a) of this Section: (i) shares tendered by the Participant or withheld by the Company in payment of the exercise price of Options or options granted under any of the Prior Plans, or to satisfy any tax withholding obligation with respect to Options or options granted under the Prior Plans, and (ii) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or options granted under any of the Prior Plans.

(c) Individual Award Limitations. No Participant may receive a vested right to more than 1 million shares of stock in respect of Performance Shares and performance-based Restricted Stock and Restricted Stock Units under the Plan in any one year period. No Participant may receive Options on more than 1 million shares of Stock under the Plan in any one year period. No Participant may receive a payout for Performance Units under the Plan in any one year period with a value of more than $5 million (or the equivalent of such amount denominated in the Participant’s local currency).

(d) Adjustment in Capitalization. In the event that any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Stock at a price substantially below fair market value, or other similar corporate event affects the Stock such that an adjustment is required in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under this Plan, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust any or all of (i) the number and kind of shares which thereafter may be awarded or optioned and sold under the Plan, including, without limitation, the individual limitations described in Section 4(c) above and any limits on the types of Awards that may be made under the Plan, (ii) the number and kind of shares subject to outstanding Options and other Awards, and (iii) the grant, exercise or conversion price with respect to any Award. In addition, the Committee may, if deemed appropriate, make provision for cash payment to a Participant or a person who has an outstanding Option or other Award. Unless the Committee shall otherwise determine, following any such adjustment, the number of shares subject to any Option or other Award shall always be a whole number.

SECTION 5. PERFORMANCE SHARES AND PERFORMANCE UNITS

(a) Generally. The Committee shall have the authority to determine the Participants who shall receive Performance Shares and Performance Units, the number of Performance Shares and the number and value of Performance Units each Participant receives for each or any Performance Cycle, and the Performance Goals applicable in respect of such Performance Shares and Performance Units for each Performance Cycle. Any adjustments to such Performance Goals shall be approved by the Committee. The Committee shall determine the duration of each Performance Cycle (the duration of Performance Cycles may differ from each other), and there may be more than one Performance Cycle in existence at any one time. Performance Shares and Performance Units shall be evidenced by an Award Agreement that shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Goals applicable thereto, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. No shares of Stock will be issued at the time an Award of Performance Shares is made, and the Company shall not be required to set aside a fund for the payment of Performance Shares or Performance Units.

(b) Earned Performance Shares and Performance Units. Performance Shares and Performance Units shall become earned, in whole or in part, based upon the attainment of specified Performance Goals or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. In addition to the achievement of the specified Performance Goals, the Committee may, at the grant date, condition payment of Performance Shares and Performance Units on such conditions as the Committee shall specify. The Committee may also require the completion of a minimum period of service (in addition to the achievement of any applicable Performance Goals) as a condition to the vesting of any Performance Share or Performance Unit Award.

(c) Performance Goals. At the discretion of the Committee, Performance Goals may be based on any or all of the following Performance measures: (i) revenue growth, (ii) earnings before interest, taxes, depreciation and amortization, (iii) operating income, (iv) pre- or after-tax income, (v) cash flow, (vi) cash flow per share, (vii) net earnings, (viii) earnings per share, (ix) return on equity, (x) return on invested capital or risk adjusted return on allocated capital, (xi) return on assets, (xii) economic value added (or an equivalent metric), (xiii) share price performance, (xiv) total shareholder return, (xv) improvement in or attainment of expense levels, (xvi) improvement in or attainment of working capital levels, (xvii) leverage, (xviii) debt, (xvix) shareholder equity, (xx) adjusted capital, (xxi) book value, modified book value or adjusted book value per share, (xxii) adjusted gross premium and adjusted direct premium, (xxiii) net present value of projected net income after cost of capital, (xxiv) the credit quality and performance of the insured portfolios of the Company’s insurance subsidiaries, (xxv) the amount of assets under management of the Company’s investment management business, (xxvi) improvement in capital structure, (xxvii) adjusted pre-tax income and (xxviii) such other criteria as may be determined by the Committee. Performance Goals may be established on a Company-wide basis or with respect to one or more business units, divisions, Subsidiaries, or products; and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. When establishing Performance Goals for a Performance Cycle, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles and as identified in the financial statements, notes to the financial statements or management’s discussion and analysis in the annual report, including, without limitation, the charges or costs associated with restructurings of the Company or any Employer, discontinued operations, extraordinary items, capital gains and losses, dividends, share repurchase, other unusual or non-recurring items, and the cumulative effects of accounting changes. The Committee may also adjust the Performance Goals for any Performance Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine (including, without limitation, any adjustments that would result in the Company paying non-deductible compensation to a Participant).

(d) Special Rule for Performance Goals. If, at the time of grant, the Committee intends a Performance Share Award or Performance Unit (or a performance-based Award of Restricted Stock or Restricted Stock Units) to qualify as “other performance based compensation” within the meaning of Section 162(m)(4) of the Code, the Committee must establish Performance Goals for the applicable Performance Cycle no later than the 90th day after the Performance Cycle begins (or by such other date as may be required under Section 162(m) of the Code).

(e) Negative Discretion. Notwithstanding anything in this Section 5 to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 5(h) based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized.

(f) Affirmative Discretion. Notwithstanding any other provision in the Plan to the contrary, (including, without limitation, the maximum amounts payable under Section 4(c)), but subject to the maximum number of shares available for issuance under Section 4(a) of the Plan, (i) the Committee shall have the right, in its discretion, to grant a bonus in cash, in shares of the Company’s Common Stock or in any combination thereof, to any Participant who is not a Covered Employee (as such term is defined in Section 162(m) of the Code) for the year in which the amount paid would ordinarily be deductible by the Company for federal income tax purposes in an amount up to the maximum bonus payable, based on individual performance or any other criteria that the Committee deems appropriate and (ii) in connection with the hiring any person who is or becomes a Covered Employee, the Committee may provide for a minimum bonus amount in any Performance Period, regardless of whether performance objectives are attained.

(g) Certification of Attainment of Performance Goals. As soon as practicable after the end of a Performance Cycle and prior to any payment or vesting in respect of such Performance Cycle, the Committee shall certify in writing the number of Performance Shares (or performance-based Restricted Stock or Restricted Stock Units) and the number and value of Performance Units which have been earned or vested on the basis of performance in relation to the established Performance Goals.

(h) Payment of Awards. Payment or delivery of Stock with respect to earned Performance Shares and earned Performance Units shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated

Beneficiary, as soon as practicable after the expiration of the Performance Cycle and the Committee’s certification under paragraph 5(g) above, provided that (i) payment or delivery of Stock with respect to earned Performance Shares and earned Performance Units shall not be distributed to a Participant until any other conditions on payment of such Awards established by the Committee have been satisfied, and (ii) any amounts payable in respect of Performance Shares or Performance Units pursuant to Section 9(a)(ii) shall be distributed in accordance with Section 9(a)(iii). The Committee shall determine whether earned Performance Shares and earned Performance Units are to be distributed in the form of cash, shares of Stock or in a combination thereof, with the value or number of shares payable to be determined based on the Fair Market Value of Stock on the date of the Committee’s certification under paragraph 5(g) above. The Committee shall have the right to impose whatever conditions it deems appropriate with respect to the award of shares of Common Stock, including conditioning the vesting of such shares on the performance of additional service.

(i) Newly Eligible Participants. Notwithstanding anything in this Section 5 to the contrary, the Committee shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Shares or Performance Units after the commencement of a Performance Cycle.

(j) Termination of Employment or Service.

(i) Termination Generally. A Participant’s rights, if any, with respect to Performance Shares and Performance Units upon termination of the Participant’s employment or service shall be determined by the Committee at the time the Award is granted and shall be set forth in the Award Agreement covering such Performance Shares or Performance Units.

(ii) Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 5(j), Section 9 shall determine the treatment of Performance Shares and Performance Units upon a Change in Control.

(iii) Retirement Termination. With respect to Performance Shares and Performance Units granted on or after November 8, 2006, except as otherwise determined by the Committee at the time the Award is granted and set forth in the Award Agreement covering such Performance Shares or Performance Units, a Participant’s Performance Shares and Performance Units shall continue to be earned and paid in accordance with their terms following the Participant’s Retirement and, notwithstanding any contrary provision in this Plan or Award Agreement related to termination of employment (other than Retirement), a Participant shall be deemed to continue employment with the Company following the Participant’s Retirement.

SECTION 6. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

(a) Grant. Restricted Stock and Restricted Stock Units may be granted to Participants at such time or times as shall be determined by the Committee. The grant date of any Restricted Stock or Restricted Stock Units under the Plan will be the date on which such Restricted Stock or Restricted Stock Units are awarded by the Committee, or on such other date as the Committee shall determine. Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement that shall specify (i) the number of shares of Restricted Stock and the number of Restricted Stock Units to be granted to each Participant, (ii) the Restriction Period(s) and (iii) such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. Grants of Restricted Stock shall be evidenced by a bookkeeping entry in the Company’s records (or by such other reasonable method as the Company shall determine from time to time). No shares of Stock will be issued at the time an Award of Restricted Stock Units is made and the Company shall not be required to set aside a fund for the payment of any such Awards.

(b) Vesting. Restricted Stock and Restricted Stock Units granted to Participants under the Plan shall be subject to a Restriction Period. Except as otherwise determined by the Committee at or after grant, and subject to the Participant’s continued employment with his or her Employer on such date, the Restriction Period shall lapse in accordance with the schedule provided in Participant’s restricted stock agreement. For Employees of the Company, the Restriction Period for Awards that vest solely based on continued employment for a fixed period of time shall be no less than three years, except in the case of (i) Awards made to newly hired Employees in order to replace awards from a prior employer, which were forfeited, (ii) Awards made under this or any other Company incentive plans as a form of payment of earned compensation and (iii) Awards providing for an acceleration of vesting upon certain qualifying terminations of employment or upon a

Change in Control, as set forth in the relevant Award Agreement. The Restriction Period may lapse with respect to portions of Restricted Stock and Restricted Stock Units on a pro rata basis, or it may lapse at one time with respect to all Restricted Stock and Restricted Stock Units in an Award. The Restriction Period shall also lapse, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Award. In its discretion, the Committee may also establish performance-based vesting conditions with respect to Awards of Restricted Stock and Restricted Stock Units (in lieu of, or in addition to, time-based vesting) based on one or more of the Performance Goals listed in Section 5(c) (and meeting the corresponding requirements under Sections 5(d) and 5(g)), during a Performance Cycle selected by the Committee.

(c) Settlement of Restricted Stock and Restricted Stock Units. At the expiration of the Restriction Period for any Restricted Stock Awards, the Company shall remove the restrictions applicable to the bookkeeping entry evidencing the Restricted Stock Awards, and shall, upon request, deliver the stock certificates evidencing such Restricted Stock Awards to the Participant or the Participant’s legal representative (or otherwise evidence the issuance of such shares free of any restrictions imposed under the Plan). At the expiration of the Restriction Period for any Restricted Stock Units, for each such Restricted Stock Unit, the Participant shall receive, in the Committee’s discretion, (i) the Fair Market Value of one share of Stock as of such payment date, (ii) one share of Stock or (iii) any combination of cash and shares of Stock.

(d) Restrictions on Transfer. Except as provided herein or in an Award Agreement, shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restriction Period. Any such attempt by the Participant to sell, assign, transfer, pledge or encumber shares of Restricted Stock and Restricted Stock Units without complying with the provisions of the Plan shall be void and of no effect.

(e) Termination of Employment or Service.

(i) Termination Generally. A Participant’s rights, if any, with respect to Restricted Stock and Restricted Stock Units upon termination of the Participant’s employment or service shall be determined by the Committee at the time the Award is granted and shall be set forth in the Award Agreement covering such Restricted Stock or Restricted Stock Units.

(ii) Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 6(e), Section 9 shall determine the treatment of Restricted Stock and Restricted Stock Units upon a Change in Control.

(iii) Retirement Termination. With respect to Restricted Stock and Restricted Stock Units granted on or after November 8, 2006, except as otherwise determined by the Committee at the time the Award is granted and set forth in the Award Agreement covering such Restricted Stock or Restricted Stock Units and, notwithstanding any contrary provision in this Plan or Award Agreement related to termination of employment (other than Retirement), upon a Participant’s Retirement, restrictions on the shares of Restricted Stock and Restricted Stock Units granted under the Plan shall lapse.

SECTION 7. STOCK OPTIONS

(a) Grant. Options may be granted to Participants at such time or times as shall be determined by the Committee. Except as otherwise provided herein, the Committee shall have complete discretion in determining the number of Options, if any, to be granted to a Participant. The grant date of an Option under the Plan will be the date on which the Option is awarded by the Committee, or such other date as the Committee shall determine in its sole discretion. Each Option shall be evidenced by an Award Agreement that shall specify the exercise price, the duration of the Option, the number of shares of Stock to which the Option pertains, the conditions upon which the Option or any portion thereof shall become vested or exercisable and such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters.

(b) Exercise Price. The Committee shall establish the exercise price at the time each Option is granted, which price shall not be less than 100% of the Fair Market Value of the Stock on the date of grant. Notwithstanding the preceding sentence, Options granted as replacement Awards for awards that are assumed, converted or substituted pursuant to a merger or acquisition may have an exercise price less than the Fair Market Value of the Stock on the date of grant. Other than pursuant to Section 4(c), the Committee shall not without the approval of the Company’s shareholders (i) lower the exercise price of an Option after it is granted, (ii) cancel an Option when the exercise price exceeds the Fair Market Value of the Stock in exchange for cash or another Award (other than in connection with a Change in Control), or (iii) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the New York Stock Exchange.

(c) Vesting and Exercisability. Except as otherwise determined by the Committee at or after grant, and subject to the Participant’s continued employment with his or her Employer on such date, each Option awarded to a Participant under the Plan shall become vested and exercisable in accordance with the vesting schedule provided in the Participant’s option agreement, but in no event later than ten years from the date of grant. Options awarded to Employees under the Plan shall vest over a period of not less than three years from the date of grant (either on a cliff-vesting or a pro rata basis), except in the case of (i) Options granted to newly hired Employees in order to replace awards from a prior employer, which were forfeited and (ii) Options providing for an acceleration of vesting upon certain qualifying terminations of employment or upon a Change in Control, as set forth in the relevant Award Agreement. Options may also become exercisable, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Option. In its discretion, the Committee may also establish performance conditions with respect to the exercisability of any Option. No Option shall be exercisable on or after the tenth anniversary of its grant date. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

(d) Payment. No Stock shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefore is received by the Company. Such payment may be made (i) in cash or its equivalent, (ii) by exchanging shares of Stock owned by the optionee for at least six months (or for such greater or lesser period as the Committee may determine from time to time) and which are not the subject of any pledge or other security interest, (iii) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Stock so tendered to the Company, valued as of the date of such tender, is at least equal to such exercise price, (iv) to the extent permitted by the Committee, through an arrangement with a broker approved by the Company (or through an arrangement directly with the Company) whereby payment of the exercise price is accomplished with the proceeds of the sale of Stock, or (v) to the extent permitted by the Committee, through net settlement in Stock. The Company may not make a loan to a Participant to facilitate such Participant’s exercise of any of his or her Options or payment of taxes.

(e) Termination of Employment or Service.

(i) Termination Generally. A Participant’s rights, if any, with respect to Options upon termination of the Participant’s employment or service, shall be determined by the Committee at the time the Award is granted and shall be set forth in the Award Agreement covering such Options.

(ii) Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 7(e), Section 9 shall determine the treatment of Options upon a Change in Control.

(iii) Retirement Termination. With respect to Options granted on or after November 8, 2006, except as otherwise determined by the Committee at the time the Award is granted and set forth in the Award Agreement covering such Options and, notwithstanding any contrary provision in this Plan or Award Agreement related to termination of employment (other than Retirement), upon a Participant’s Retirement, Options granted under the Plan shall continue to become exercisable in accordance with Section 7(b) of the Plan as if such Participant remained in the Company’s employ for an additional four years (or such lesser period as the Committee may specify at or after grant) following Retirement, and shall remain exercisable until the earlier of (A) the fourth anniversary (or such lesser period as the Committee may specify at or after grant) of the Participant’s Retirement and (B) the date on which the Options otherwise expires in accordance with its stated term.

SECTION 8. DIVIDEND EQUIVALENTS

Dividend Equivalents may be granted to Participants at such time or times as shall be determined by the Committee. Notwithstanding the foregoing, except to the extent that any stock, property or extraordinary dividend would require an adjustment to such Award pursuant to Section 4(d), no Dividend Equivalents shall be payable in respect of any Option (whether vested or unvested) or any other type of Award that is unvested. Dividend Equivalents may be granted in tandem with other Awards, in addition to other Awards, or freestanding and unrelated to other Awards. The grant date of any Dividend Equivalents under the Plan will be the date on which the Dividend Equivalent is awarded by the Committee, or such other date as the Committee shall determine in its sole discretion. Dividend Equivalents shall be evidenced in writing, whether as part of the Award Agreement governing the terms of the Award, if any, to which such Dividend Equivalent relates, or pursuant to a separate Award Agreement with respect to freestanding Dividend Equivalents, in each case, containing such provisions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters.

SECTION 9. CHANGE IN CONTROL

(a) Accelerated Vesting and Payment.

(i) In General. Unless the individual Award Agreement provides otherwise and subject to the provisions of Sections 9(a)(ii) and 9(b), upon a Change in Control (A) all outstanding Options shall become vested and exercisable immediately prior to the Change in Control and (B) the Restriction Period on all outstanding Restricted Stock and Restricted Stock Units scheduled to vest solely based on continued employment or service for a fixed period of time shall lapse immediately prior to the Change in Control. Additionally, subject to the provisions of Sections 9(a)(ii) and 9(b), the Committee (as constituted prior to the Change in Control) shall provide that in connection with the Change in Control (x) each Option shall be canceled in exchange for an amount (payable in accordance with Section 9(a)(iii)) equal to the excess, if any, of the Change in Control Price over the exercise price for such Option and (y) each such share of Restricted Stock and each such Restricted Stock Unit shall be canceled in exchange for an amount (payable in accordance with Section 9(a)(iii)) equal to the Change in Control Price multiplied by the number of shares of Stock covered by such Award.

(ii) Performance Shares, Performance Units and Performance-Based Restricted Stock and Restricted Stock Units. Unless the individual Award Agreement provides otherwise, in the event of a Change in Control, (A) each outstanding Performance Share and Performance Unit shall be canceled in exchange for a payment equal to the pro rata portion of the Performance Shares and the value of the Performance Units earned as of the date of the Change in Control, based on both performance achieved in respect of the relevant Performance Goals and the portion of the Performance Cycle that has been completed through the date of the Change in Control and (B) each Award of Restricted Stock and Restricted Stock Units scheduled to vest based (in part or in whole) upon the achievement of specified Performance Goals shall become vested and/or paid out pro rata, based on both the performance achieved in respect of the relevant Performance Goals and the portion of the Performance Cycle that has been completed through the date of the Change in Control. With respect to the portion of any Award of Performance Shares, Performance Units, performance-based Restricted Stock or performance-based Restricted Stock Units for which Performance Goals have been partially or fully satisfied as of the Change in Control date, but which relates to the uncompleted portion of the Performance Cycle and therefore does not become earned or vested as of the Change in Control date in accordance with the preceding sentence, such unearned or unvested portion of the Award shall be converted into an equivalent valued Alternative Award (as described in Section 9(b)) of restricted stock or restricted stock units of the New Employer that will vest solely based upon the Participant’s continued employment or service through the end of the Performance Cycle to which the Award had previously been subject. If the New Employer declines to grant an Alternative Award as described in the preceding sentence, then such portion of the Award shall become fully vested and/or paid out upon such Change in Control. The intent of this Section 9(a)(ii) can be illustrated by the following example:

A Participant has been granted 60,000 Performance Shares subject to a 3-year Performance Cycle. At the end of the second year of the Performance Cycle, a Change in Control occurs and as of the Change in Control date, 50% of the relevant Performance Goals have been met. Under Section 9(a)(ii), the Participant will be entitled to receive a payment in respect of such Performance Shares equal to the value of 20,000 Performance Shares (i.e., 2/3 of 60,000, times 50%). Additionally, the Participant will be entitled to receive an Alternative Award of restricted stock or restricted stock units (or an immediate payment if the New Employer declines to grant such an Alternative Award) with a value equal to 10,000 Performance Shares (i.e., the portion of the Award that did not vest because it relates to the uncompleted portion of the Performance Cycle).

(iii) Payments. Payment of any amounts calculated in accordance with Sections 9(a)(i) and (ii) shall be made in cash or, if determined by the Committee (as constituted prior to the Change in Control), in shares of the stock of the New Employer having an aggregate fair market value equal to such amount or in a combination of such shares of stock and cash. To the extent permitted under Section 11(h), all amounts payable hereunder shall be payable in full, as soon as reasonably practicable, but in no event later than 10 business days, following the Change in Control. For purposes hereof, the fair market value of one share of stock of the New Employer shall be determined by the Committee (as constituted prior to the consummation of the transaction constituting the Change in Control), in good faith.

(b) Alternative Awards. Notwithstanding Sections 9(a)(i) and 9(a)(iii), no cancellation, acceleration of exercisability or vesting, lapse of any Restriction Period or settlement or other payment shall occur with respect to any outstanding Award (other than performance-based Awards described under Section 9(a)(ii)) if the Committee reasonably determines, in good faith, prior to the Change in Control that such outstanding Awards shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted Award being hereinafter referred to as an “Alternative Award”) by the New Employer, provided that any Alternative Award must:

(i) be based on securities which are traded on an established United States securities market, or which will be so traded within 60 days of the Change in Control;

(ii) provide the Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(iii) have substantially equivalent economic value to such Award (determined by the Committee in good faith at the time of the Change in Control); and

(iv) have terms and conditions which provide that if the Participant’s employment is involuntarily terminated other than for cause within 24 months following the Change in Control, any conditions on a Participant’s rights under, or any restrictions on transfer or exercisability applicable to, each such Alternative Award shall be waived or shall lapse, as the case may be.

(c) Termination of Employment or Service Prior to Change in Control. To the extent provided by the Committee at or after the time of grant, in the event that any Change in Control occurs as a result of any transaction described in clause (ii) or (iii) of the definition of such term, any Participant whose employment or service is involuntarily terminated other than for Cause on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof, shall be treated, solely for purposes of this Plan (including, without limitation, this Section 9), as continuing in the Company’s employment or service until the occurrence of such Change in Control, and to have been terminated immediately thereafter.

SECTION 10. EFFECTIVE DATE, AMENDMENT, MODIFICATION, AND TERMINATION OF THE PLAN

The Plan shall be effective on the Effective Date, and shall continue in effect, unless sooner terminated pursuant to this Section 10, until December 31, 2020. The Board of Directors or the Committee may at any time in its sole discretion, for any reason whatsoever, terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided that without the approval by a majority of the votes cast at a duly constituted meeting of shareholders of the Company, no amendment or modification to the Plan may (i) materially increase the benefits accruing to Participants under the Plan, (ii) except as otherwise expressly provided in Section 4(d), materially increase the number of shares of Stock subject to the Plan or the individual Award limitations specified in Section 4(c), (iii) materially modify the requirements for participation in the Plan, (iv) materially modify the Plan in any other way (including, but not limited to, lowering the exercise price of an outstanding stock option) that would require shareholder approval under any regulatory requirement that the Committee determines to be applicable, including, without limitation, the rules of the New York Stock Exchange or (v) cancel an Option when the exercise price exceeds the Fair Market Value of the Stock in exchange for cash. No amendment, modification, or termination of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan, without the consent of the Participant.

SECTION 11. GENERAL PROVISIONS

(a) Withholding. The Employer shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any amount of taxes required by law to be withheld in respect of Awards under this Plan as may be necessary in the opinion of the Employer to satisfy tax withholding required under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld. In the case of payments of Awards in the form of Stock, at the

Committee’s discretion, the Participant shall be required to either pay to the Employer the amount of any taxes required to be withheld with respect to such Stock or, in lieu thereof, the Employer shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of shares of Stock whose Fair Market Value equals such amount required to be withheld.

(b) Nontransferability of Awards. No Award shall be assignable or transferable except by will or the laws of descent and distribution; provided that the Committee may permit (on such terms and conditions as it shall establish) a Participant to transfer an Award for no consideration to the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests (“Permitted Transferees”). Except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or, if applicable, his or her Permitted Transferee(s). The rights of a Permitted Transferee shall be limited to the rights conveyed to such Permitted Transferee, who shall be subject to and bound by the terms of the agreement or agreements between the Participant and the Company.

(c) No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its Employees, in cash or property, in a manner which is not expressly authorized under the Plan.

(d) No Right to Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Employer. The grant of an Award hereunder, and any future grant of Awards under the Plan is entirely voluntary, and at the complete discretion of the Company. Neither the grant of an Award nor any future grant of Awards by the Company shall be deemed to create any obligation to grant any further Awards, whether or not such a reservation is explicitly stated at the time of such a grant. The Plan shall not be deemed to constitute, and shall not be construed by the Participant to constitute, part of the terms and conditions of employment and participation in the Plan shall not be deemed to constitute, and shall not be deemed by the Participant to constitute, an employment or labor relationship of any kind with the Company. The Employer expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein and in any agreement entered into with respect to an Award. The Company expressly reserves the right to require, as a condition of participation in the Plan, that Award recipients agree and acknowledge the above in writing. Further, the Company expressly reserves the right to require Award recipients, as a condition of participation, to consent in writing to the collection, transfer from the Employer to the Company and third parties, storage and use of personal data for purposes of administering the Plan.

(e) No Rights as Shareholder. Subject to the provisions of the applicable Award contained in the Plan and in the Award Agreement, no Participant, Permitted Transferee or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Stock to be distributed under the Plan until he or she has become the holder thereof.

(f) Construction of the Plan. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Connecticut (without reference to the principles of conflicts of law).

(g) Compliance with Legal and Exchange Requirements. The Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under the Plan, shall be subject to all applicable federal, state, and foreign country laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Stock is listed. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Stock under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Stock or other required action under any federal, state or foreign country law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Stock in violation of any such laws, rules, or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or Stock issuable thereunder) that shall lapse because of such postponement.

(h) Compliance with Code Section 409A. No Awards shall be granted, deferred, paid out or modified under this Plan in a manner that would result in the imposition of a penalty tax under section 409A of the Code.

(i) Indemnification. Each person who is or shall have been a member of the Committee and each delegate of such Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be made a party or in which he or she may be involved in by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided that the Company is given an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it personally. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

(j) Amendment of Award. In the event that the Committee shall determine that such action would, taking into account such factors as it deems relevant, be beneficial to the Company, the Committee may affirmatively act to amend, modify or terminate any outstanding Award at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, including without limitation, to change the date or dates as of which (i) an Option becomes exercisable, (ii) a Performance Share or Performance Unit is deemed earned, or (iii) Restricted Stock and Restricted Stock Units becomes nonforfeitable, except that no outstanding Option may be amended or otherwise modified or exchanged (other than in connection with a transaction described in Section 4(d)) in a manner that would have the effect of reducing its original exercise price or otherwise constitute repricing. Any such action by the Committee shall be subject to the Participant’s consent if the Committee determines that such action would adversely affect the Participant’s rights under such Award, whether in whole or it part.

(k) Deferrals. Subject to Section 11(h), (i) the Committee may postpone the exercising of Awards, the issuance or delivery of Stock under, or the payment of cash in respect of, any Award or any action permitted under the Plan and (ii) a Participant may electively defer receipt of the shares of Stock or cash otherwise payable in respect of any Award (including, without limitation, any shares of Stock issuable upon the exercise of an Option), in each case, upon such terms and conditions as the Committee may establish from time to time.

(l) No Impact On Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

(m) No Constraint on Corporate Action. Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or (ii) to limit the right or power of the Company, or any Subsidiary, to take any action which such entity deems to be necessary or appropriate.

(n) Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

MBIA Inc. 1 Manhattanville Road Suite 301 Purchase, NY 10577

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

MBIA INC.
The Board of Directors recommends you vote FOR the following: 1. Election of Directors				The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain
	For	Against	Abstain	2. To approve, on an advisory basis, executive compensation.			☐	☐	☐
1a. Joseph W. Brown	☐	☐	☐	The Board of Directors recommends you vote 1 YEAR on the following proposal: 3. Advisory vote on the frequency of executive compensation votes.		1 year	2 years	3 years	Abstain
1b. Maryann Bruce	☐	☐	☐			☐	☐	☐	☐
1c. Francis Y. Chin	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain
1d. Keith D. Curry	☐	☐	☐	4. To approve the performance goals in the MBIA Inc. 2005 Omnibus Incentive Plan, as amended, for purposes of Section 162(m) of the Internal Revenue Code.			☐	☐	☐
1e. William C. Fallon	☐	☐	☐
1f. Steven J. Gilbert	☐	☐	☐	5. To ratify the selection of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the Company for the year 2017.			☐	☐	☐
1g. Charles R. Rinehart	☐	☐	☐
1h. Lois A. Scott	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
1i. Theodore Shasta	☐	☐	☐
1j. Richard C. Vaughan	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

This proxy is solicited by the Board of Directors for use at the Annual Meeting of MBIA Inc. on May 3, 2017.

The undersigned hereby appoints Charles R. Rinehart and Richard C. Vaughan and each of them the proxies and agents of the undersigned, each with power of substitution, to vote all shares of Common Stock of MBIA Inc. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 2 Manhattanville Road, Conference Room 2, First Floor, Purchase, New York 10577, on Wednesday, May 3, 2017, at 10:00 a.m. (EDT), and at any adjournment thereof, with all the powers which the undersigned would possess if personally present, hereby revoking any prior proxy to vote at such meeting and hereby ratifying and confirming all that said proxies and agents or their substitutes or any of them may lawfully do by virtue hereof, upon the matters listed on the reverse side, as described in the MBIA Inc. Proxy Statement, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side